Filed Pursuant to Rule 424(b)(4)
Registration No. 333-170863

PROSPECTUS

Common Stock Underlying Subscription Rights

to Purchase up to

1,488,792 Shares of Common Stock

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase up to 1,488,792 shares of our common stock. You will receive ten subscription rights for each pre-split share of common stock held of record as of 4:01 p.m., New York City time, on July 12, 2010.

Each whole subscription right will entitle you to purchase one one-hundredth (1/100th) of a share of our common stock at a subscription price equal to $15.00 per full share of common stock (the “Subscription Price”), subject to an overall beneficial ownership limit of 4.9%.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on January 10, 2011, unless we extend the offering period in our sole discretion (as adjusted for any such extension, the “Expiration Date”). You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty.

We have agreed with American Stock Transfer & Trust Company, LLC to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. Phoenix Advisory Partners, LLC will serve as information agent for the rights offering.

This is not an underwritten offering. The shares are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “TIBB.” On December 16, 2010, the closing sale price for our common stock was $39.00 per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Select Market under the same symbol. The subscription rights will not be listed on NASDAQ or any other stock exchange or trading market.

This investment in our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 15 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Information Incorporated by Reference.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

As of December 16, 2010, the aggregate market value of our outstanding common equity held by non-affiliates was approximately $5,708,898, which was calculated based on 146,382 shares of outstanding common stock held by non-affiliates and on a price per share of $39.00, the closing price of our common stock on December 16, 2010.

The date of this prospectus is December 17, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

The distribution of this prospectus and the rights offering and sale of our common shares in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any common shares in any jurisdiction in which such offer or solicitation would be unlawful.

In this prospectus, all references to the “Company,” “we,” “us” and “our” refer to TIB Financial Corp. and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

References in this prospectus to the number of shares of common stock outstanding as of various historical dates as well as to certain per share amounts reflect the estimated impact and retroactive application of a reverse stock split that became effective after the close of business on December 15, 2010, at a ratio of 1:100. Fractional shares created by the reverse stock split were rounded up to the nearest whole share. Actual share numbers may differ from the numbers presented in this prospectus due to the rounding of fractional shares created by the reverse stock split up to the nearest whole share. Any numbers and amounts which do not reflect the impact of the reverse stock split are referred to in this prospectus as “pre-split” numbers and amounts.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, consummation of the rights offering and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely continue,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

•

any effects of our recent change of control, in which North American Financial Holdings, Inc. acquired a majority ownership of our voting power, including any change in management, strategic direction, business plan or operations;

•

inability to achieve the higher minimum capital ratios that our subsidiary, TIB Bank (“TIB Bank”), is required to maintain pursuant to the Consent Order issued by the Federal Deposit Insurance Corporation (the “FDIC”) and the State of Florida Office of Financial Regulation on July 2, 2010 (the “Consent Order”);

•	the effect of other requirements of the Consent Order and any further regulatory actions;

•	management’s ability to effectively execute the Company’s business plan;

•	inability to receive dividends from TIB Bank and to service debt and satisfy obligations as they become due;

•

costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

•	changes in capital classification;

•	the impact of current economic conditions and the Company’s results of operations on its ability to borrow additional funds to meet its liquidity needs;

•	local, regional, national and international economic conditions and events and the impact they may have on the Company and its customers;

•	changes in the economy affecting real estate values;

•	inability to attract and retain deposits;

•	changes in the level of non-performing assets and charge-offs;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	changes in the financial performance and/or condition of TIB Bank’s borrowers;

•	effect of additional provision for loan losses;

•	long-term negative trends in the Company’s market capitalization;

•	continued listing of the Company’s common stock on the NASDAQ Global Select Market (the “NASDAQ”);

•	effects of any changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

•	inflation, interest rates, cost of funds, securities market and monetary fluctuations;

•	political instability;

•	acts of war or terrorism, natural disasters such as earthquakes, hurricanes or fires, or the effects of pandemic flu;

•	the timely development and acceptance of new products and services and perceived overall value of these products and services by users;

•	changes in consumer spending, borrowings and savings habits;

•	technological changes;

•	changes in the Company’s organization, management, compensation and benefit plans;

•	competitive pressures from other financial institutions;

•	continued consolidation in the financial services industry;

•	inability to maintain or increase market share and control expenses;

•	impact of reputational risk on such matters as business generation and retention, funding and liquidity;

•	rating agency downgrades;

•	continued volatility in the credit and equity markets and its effect on the general economy;

•	effect of changes in laws and regulations (including laws concerning banking, taxes and securities) with which the Company and its subsidiaries must comply;

•

effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•

in connection with the participation in the rights offering by participants (and other account holders) in the TIB Financial Corp. Employee Stock Ownership Plan with 401(k) Provisions, referred to in this prospectus as the “401(k) Plan,” a failure to obtain an exemption from the U.S. Department of Labor (the “DOL”), on a retroactive basis, effective to the commencement of the rights offering, such that the acquisition, holding and exercise of the subscription rights by the 401(k) Plan would not constitute a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	other factors described from time to time in our filings with the Securities and Exchange Commission (“SEC”); and

•	the Company’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

Some of these and other factors are discussed in this prospectus under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference, including, but not limited to, the section entitled “Risk Factors” in our Annual Report on Form 10-K (as amended) for the year ended December 31, 2009 (our “2009 Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010. The development of any or all of these factors could have an adverse impact on our financial position and our results of operations.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents we incorporate by reference contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company and our business.

What is the rights offering?

We are distributing to holders of our common stock as of 4:01 p.m., New York City time, on July 12, 2010, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive ten subscription rights for each pre-split share of common stock you owned as of 4:01 p.m., New York City time, on July 12, 2010. Each whole subscription right will entitle you to purchase one one-hundredth (1/100th) of a share of our common stock at a price equal to the Subscription Price of $15.00 per full share. The subscription rights will not be evidenced by any certificates. If our shareholders do not exercise their subscription rights in full, we may not issue the full number of shares authorized for issuance in connection with the rights offering.

Why are we conducting the rights offering?

On June 29, 2010, the Company entered into an Investment Agreement (the “Investment Agreement”) with TIB Bank, and North American Financial Holdings, Inc. (“NAFH”). Under the Investment Agreement, the Company agreed to commence a rights offering following the closing (the “Closing”) of the sale to NAFH of our common stock and mandatorily convertible participating voting preferred stock (the “Preferred Stock”) and our issuance of a warrant (the “Warrant”) to purchase common stock or preferred stock as contemplated by the Investment Agreement (the “Investment”). The Investment Agreement provides that shareholders of record as of July 12, 2010 would receive non-transferable rights to purchase a number of shares of our common stock, at a purchase price equal to $0.15 per share, or $15.00 as adjusted for the reverse stock split we effected after the close of business on December 15, 2010 (the “Reverse Stock Split”). We are conducting this rights offering as required by the Investment Agreement (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to increase their ownership of shares of our common stock following the completion of the Investment by NAFH.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription privilege or you exercise less than your full subscription privilege and other shareholders fully exercise their subscription privilege or exercise a greater proportion of their subscription privilege than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

What is the subscription privilege?

For each whole subscription right that you own, you will have a subscription privilege to buy from us one one-hundredth (1/100th) of a share of our common stock at the Subscription Price of $15.00 per full share of common stock. You may exercise your subscription privilege for some or all of your subscription rights, subject to an overall beneficial ownership limit of 4.9%, or you may choose not to exercise any portion of your subscription privilege.

For example, if you owned 955 pre-split shares of common stock on the record date, you would receive 9,550 subscription rights and would have the right to purchase 95 shares of common stock (rounded down from 95.5 shares, with the total subscription payment being adjusted accordingly, as described below) for the Subscription Price.

Fractional shares of our common stock that might result from the exercise of the subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Is there an over-subscription privilege or a backstop?

There is no over-subscription privilege associated with the rights offering. In addition, no shareholder, including NAFH, will backstop the rights offering. Neither you nor any shareholder, including NAFH, will have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their subscription privilege.

What are the limitations on the exercise of the subscription privilege?

Each participant in this offering is generally subject to an overall beneficial ownership limit of 4.9%, calculated with respect to the approximately 13,304,339 shares expected to be outstanding after the consummation of this rights offering. Any rights exercised by a rights holder and any common stock subscribed for by that holder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for rights that are not considered exercised and for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us in the subscription election form that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated with respect to the approximately 13,304,339 shares expected to be outstanding after the consummation of this rights offering.

Any rights holder found to be in violation of either such representation will have granted to us in the subscription election form, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the Subscription Price and the market price for such shares, each as set forth in more detail in the subscription election form. See also “The Rights Offering—Limitation on Exercise of Subscription Privilege.”

How soon must I act to exercise my subscription rights?

The rights may be exercised beginning on the date of this prospectus through 5:00 p.m., New York City time, on the Expiration Date, which is January 10, 2011, unless we elect to extend the rights offering. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you (and your payment must clear) before the Expiration Date. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire at the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my rights?

No, you may not sell, transfer or assign your rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

No, there is no minimum subscription required.

How was the subscription price determined?

The Investment Agreement required the subscription price to be $0.15 per share of common stock, which, adjusted for the Reverse Stock Split, is the $15.00 per share subscription price in this rights offering. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the rights offering.

Are there any conditions to completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation,” including there being no outstanding litigation or regulatory changes that in our reasonable judgment would materially and adversely affect us.

Can the rights offering be cancelled?

Yes. We may cancel the rights offering at any time before the completion of the rights offering and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights?

You must properly complete the enclosed subscription rights election form and deliver it, along with the full subscription price, to the subscription agent, American Stock Transfer & Trust Company, LLC, before 5:00 p.m., New York City time, on the Expiration Date of January 10, 2011. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. Do not deliver documents to us.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription privilege to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. If the payment exceeds the subscription price for the full exercise of your subscription privilege, or if you subscribe for more shares than you are eligible to purchase (including if you attempt to subscribe for any fraction of a share), then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable, all subscription payments. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the subscription privilege by delivering to the subscription agent a certified or cashier’s check, a bank draft drawn on a U.S. bank, a U.S. postal or express money order, or a personal check that clears before the rights offering expiration date. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You cannot exercise those shares held in the name of a broker, dealer, custodian bank or other nominee via the subscription rights election form. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to the record holder of your shares the form entitled “Beneficial Owner Election Form.” You should receive this form from the record holder of your shares with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our common stock, please contact the record holder of your shares promptly. Your broker, dealer, custodian bank or other nominee is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the Expiration Date.

What should I do if I want to participate in the rights offering, but my subscription rights are held in my account in the 401(k) Plan?

If you held shares of our common stock in your 401(k) Plan account as of the record date, you may exercise the subscription rights with respect to those shares of common stock by electing what amount (if any) of your subscription rights you would like to exercise by properly completing a special election form, called the “TIB Financial Corp. Employee Stock Ownership Plan with 401(k) Provisions Non-Transferable Subscription Rights Election Form” (“401(k) Plan Participant Election Form”) that is provided to you. You must return your properly completed 401(k) Plan Participant Election Form to the Ingham Retirement Group in the prescribed manner. Your 401(k) Plan Participant Election Form must be received by the Ingham Retirement Group by 5:00 p.m., New York City time) on January 4, 2011. If your 401(k) Plan Participant Election Form is not received by such special deadline, your election to exercise your subscription rights that are held in your 401(k) Plan account will not be effective. This is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the different deadline set forth in this prospectus for shareholders generally) and solely with respect to the shares held through the 401(k) Plan as of the record date. Any subscription rights credited to your 401(k) Plan account will expire unless they are properly exercised by this special deadline. If you elect to exercise some or all of the subscription rights in your 401(k) Plan account, you must also ensure that the total amount of the funds required for such exercise has been allocated to the Fidelity Retirement Money Market Fund in your 401(k) Plan account by 4:00 p.m., New York City time, on January 4, 2011 and such amount remains in the Fidelity Retirement Money Market Fund until liquidated into cash (generally, on or about January 6, 2011).

Also note that, notwithstanding any election that you make regarding the exercise of your subscription rights held by your 401(k) Plan account, no subscription rights held by the 401(k) Plan will be exercised if the per share closing price of our common stock on January 7, 2011, as reported by NASDAQ, is not greater than or equal to the Subscription Price. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

After I exercise my subscription rights, can I change my mind?

No. Except as explained below with respect to the 401(k) Plan, all exercises of subscription rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the Subscription Price.

In the case of the 401(k) Plan, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights with respect to shares of common stock held through the 401(k) Plan, no subscription rights held by the 401(k) Plan will be exercised if the closing price of our common stock on January 7, 2011, as reported by NASDAQ, is not greater than or equal to the Subscription Price. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in documents incorporated by reference in this prospectus, including but not limited to the section entitled “Risk Factors” in our 2009 Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010.

Has our board of directors or NAFH made a recommendation to our shareholders regarding the rights offering?

No. Neither our board of directors nor NAFH is making any recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price of our common stock will be above the Subscription Price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in documents incorporated by reference in this prospectus, including but not limited to the section entitled “Risk Factors” in our 2009 Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010.

Will our directors, officers and NAFH participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. As NAFH was not a holder of our common stock as of the record date, NAFH will not receive the subscription rights and will not be eligible to participate in the rights offering.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights election forms for shareholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described below under the heading “The Rights Offering—Foreign Shareholders.”

Will I receive interest on any funds I deposit with the subscription agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When will I receive my new shares of common stock?

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

When can I sell the shares of common stock I receive upon exercise of rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, after all necessary calculations have been completed, there may be a delay between the Expiration Date and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price.

Will the subscription rights be listed on a stock exchange or trading market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ or any other stock exchange or trading market. Our common stock trades on the NASDAQ under the symbol “TIBB” and the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ under the same symbol. (Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split.) See “Risk Factors—Risks Relating to Ownership of Our Common Stock—As of September 30, 2010, the Company did not meet the $1.00 minimum bid price requirement, and as of the time of this filing, the Company did not meet the minimum public float requirement, in each case for continued listing on the NASDAQ Global Select Market and may be delisted.”

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights pursuant to the subscription privilege should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to the rights offering. However, if you choose not to exercise your subscription privilege or you exercise less than your full subscription privilege and other shareholders fully exercise their subscription privilege or exercise a greater proportion of their subscription privilege than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

How many shares of common stock will be outstanding after the rights offering?

As of the record date, there were 14,887,922 pre-split shares of our common stock outstanding, equivalent to 148,880 shares of common stock after adjusting for the impact of the Reverse Stock Split. As of October 1, 2010, the day after the consummation of the Investment, there were 7,148,880 shares of our common stock outstanding, and, after our shareholders approved the increase of our authorized number of shares of common stock, the Preferred Stock held by NAFH automatically converted into an additional 4,666,667 shares of common stock. If all of our shareholders exercise their subscription privilege in full, we will issue up to 1,488,792 shares of common stock in the rights offering, which represents approximately 11% of the 13,304,339 shares of common stock expected to be outstanding upon the consummation of the rights offering.

NAFH also received, in connection with the Investment, a warrant representing the right to purchase, during the 18-month period following the closing of the Investment, up to 11,666,667 shares of our common stock at $15.00 per share, subject to anti-dilution adjustments. If NAFH exercises that Warrant in full, there will be 24,971,006 shares of our common stock outstanding, and shareholders other than NAFH, assuming full exercise of the subscription rights issued herein, will own 6.6% of our common shares.

The table below summarizes the impact of the Investment, the conversion of the Preferred Stock, the rights offering, the potential exercise of the Warrant held by NAFH on the shares outstanding, the shares held by NAFH, and shares held by shareholders other than NAFH as a group. All numbers presented below reflect the estimated impact of the Reverse Stock Split, including on a retroactive basis for historical numbers, but do not reflect shares of common stock that may be created by the rounding up of fractional shares created by the Reverse Stock Split.

Event	Shares Outstanding(2)	Shares of Common Stock Owned by NAFH (Percentage of Outstanding)	Shares Owned by Non- NAFH Shareholders (Percentage of Outstanding)(2)
Record Date (1)	148,880	0 (0%)	148,880 (100%)
Closing of the Investment	7,148,880	7,000,000 (97.9%)	148,880 (2.1%)
Conversion of the Preferred Stock	11,815,547	11,666,667 (98.7%)	148,880 (1.3%)
Consummation of the Rights Offering	13,304,339	11,666,667 (87.7%)	1,637,672 (12.3%)
Exercise of NAFH’s Warrant	24,971,006	23,333,334 (93.4%)	1,637,672 (6.6%)

Notes:

(1)	The number of rights issued in this rights offering is based on the pre-split number of shares as of the record date, which was 14,887,922 shares.
(2)	The number of shares presented does not reflect any shares that may be issued upon exercise of any options or warrants, except the warrant held by NAFH.

What were the effects of the Reverse Stock Split?

On December 15, 2010, pursuant to a commitment to the NASDAQ, we effected a reverse stock split of our common stock, at a ratio of 1:100. The number of shares offered and the Subscription Price in this rights offering have been adjusted to account for the Reverse Stock Split. Shares purchased in this rights offering will not be subject to any further adjustments by reason of the Reverse Stock Split. The number of shares upon which the issuance of rights was based was not adjusted for the Reverse Stock Split, and the rights were issued based on the actual number of outstanding shares held as of 4:01 p.m. New York City time on July 12, 2010.

How much money will we receive from the rights offering and how will such proceeds be used?

The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 1,488,792 shares available in the rights offering, the total proceeds to us, before expenses, will be approximately $22.3 million. We intend to use the proceeds from the rights offering for general corporate purposes, which may include investment in TIB Bank.

What if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) or, if you are a bank or a broker, (212) 493-3910.

What effect will the rights offering have on holders of stock options?

Option holders will not be eligible to participate in the rights offering with respect to stock options that were unexercised as of the record date. The rights offering will not affect the rights of option holders under our equity compensation plans and relevant stock option agreements.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights election form and subscription payment by mail or overnight courier to the subscription agent, American Stock Transfer & Trust Company, at:

By mail or by overnight courier:	By hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

You, or, if applicable, your nominee, are solely responsible for completing delivery to the subscription agent of your subscription documents, rights election form and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the Expiration Date.

SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained under the heading “Risk Factors” and the section entitled “Risk Factors” in our 2009 Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, and all other information included or incorporated by reference into this prospectus, including our audited consolidated financial statements and the accompanying notes included in our 2009 Form 10-K, and our unaudited consolidated financial statements in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 in their entirety before you decide to exercise your subscription rights.

Company Information

Overview

We are a bank holding company headquartered in Naples, Florida, whose business is conducted primarily through our wholly owned subsidiaries, TIB Bank, established in 1974, and Naples Capital Advisors, Inc. Together we have 27 full-service banking offices in Florida that are located in Monroe, Miami-Dade, Collier, Lee, and Sarasota counties. We serve over 60,000 customers in these five counties. The Company’s SEC Registered Investment Advisory firm, Naples Capital Advisors, Inc., manages assets for high net worth clients. At September 30, 2010, we had approximately $1.74 billion in total assets, $1.33 billion in total deposits, $1.02 billion in total loans and $177 million in shareholders’ equity.

Through our subsidiaries, we offer a wide range of commercial, retail and private banking and trust, investment management and other financial services to businesses, individuals and families. Our deposit account services include checking, interest-bearing checking, money market, savings, certificates of deposit and individual retirement accounts. We offer all types of commercial loans, including: owner-operated commercial real estate; acquisition, development and construction; income-producing properties; short-term working capital; inventory and receivable facilities; and equipment loans. We also offer a full complement of consumer loan products. Our lending focus is on small to medium-sized businesses, private banking clients and consumer borrowers. Through Naples Capital Advisors, Inc., and TIB Bank, we offer wealth management, investment advisory and trust services.

Memorandum of Understanding and Consent Order

On July 2, 2009, TIB Bank entered into a Memorandum of Understanding, which is an informal agreement, with bank regulatory agencies that it would move in good faith to increase its Tier 1 leverage capital ratio to not less than 8% and its total risk-based capital ratio to not less than 12% by December 31, 2009 and maintain these higher ratios for as long as this agreement was in effect. At December 31, 2009, these elevated capital ratios were not met. On July 2, 2010, TIB Bank entered into a Consent Order, which is a formal agreement, with the bank regulatory agencies under which, among other things, the Bank has agreed to maintain a Tier 1 capital ratio of at least 8% of total assets and a total risk based capital ratio of at least 12% within 90 days. At September 30, 2010, based upon the preliminary acquisition accounting adjustments, these ratios were not met. TIB Bank achieved a Tier 1 capital ratio of 7.8% and a total risk-based capital ratio of 12.9%. The Consent Order also governs certain aspects of TIB Bank’s operations including a requirement that it reduce the balance of assets classified substandard and doubtful by at least 70% over a two-year period, and not undertake asset growth of 5% or more per year without prior approval from the regulatory agencies. The Consent Order superseded the Memorandum of Understanding. On September 22, 2010 the Federal Reserve Bank of Atlanta (“FRB”) and the Company entered into a written agreement (the “Written Agreement”) where the Company agreed, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the FRB.

Closing of the Investment Agreement

On September 30, 2010 (the “Transaction Date”), the Company completed the issuance and sale to North American Financial Holdings, Inc. of 7,000,000 shares of common stock, 70,000 shares of Series B Preferred Stock and a warrant to purchase up to 11,666,667 shares of common stock of the Company for aggregate consideration of $175 million. The consideration consisted of approximately $162.8 million in cash and approximately $12.2 million in the form of a contribution to the Company of all 37,000 outstanding shares of Series A Preferred Stock previously issued to the United States Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program (“TARP”) and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. We refer to NAFH’s purchase of all of the outstanding shares of the Series A Preferred Stock and the TARP Warrant from the Treasury for an aggregate consideration of approximately $12.2 million and subsequent contribution of those securities to the Company as the “TARP Exchange.” The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. As a result, the Company no longer expects to be subject to the restrictions imposed upon us by the terms of our Series A Preferred Stock, or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act that were imposed on TARP recipients.

On December 1, 2010, the 70,000 shares of Preferred Stock received by NAFH mandatorily converted into an aggregate of 4,666,667 shares of common stock following shareholder approval of an amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of common stock to 50,000,000. As a result, the Preferred Stock is no longer outstanding. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per share, subject to anti-dilution adjustments.

As a result of the NAFH investment, NAFH currently owns approximately 99% of the Company’s common stock. This rights offering is being conducted pursuant to an obligation of the Company under the Investment Agreement.

NASDAQ Delisting

On July 7, 2010, the Company received a delisting notice from The NASDAQ Stock Market LLC, which was anticipated, due to the Company’s non-compliance with the NASDAQ’s $1.00 per share bid price requirement. The letter from the NASDAQ notified the Company that it was in violation of NASDAQ Marketplace Rule 5505 in that the bid price for its common stock was below the required listing standard and that its common stock would be delisted from the NASDAQ on July 16, 2010 unless the Company asked for a hearing before a NASDAQ Listing Qualifications Hearing Panel. This hearing was held on August 5, 2010. During the hearing the Company requested an extension to January 3, 2011 for the Company to demonstrate a closing bid price of $1.00 per share in accordance with the NASDAQ rules. The Company advised NASDAQ that the Company intended to call a special meeting of its shareholders following the closing of the NAFH investment to approve the adoption of an amendment to the Company’s Restated Articles of Incorporation to effect a reverse stock split and thereby regain compliance with the listing rules. On September 2, 2010, the Company was advised by the NASDAQ that its request for an extension to January 3, 2011 was granted.

On December 15, 2010, the Company effected the Reverse Stock Split, at a ratio of 1:100 As of December 16, 2010, the closing price of the Company’s common stock on the NASDAQ was $39.00. The bid price of the Company’s stock must remain above the $1.00 threshold for ten continuous trading days in order to regain compliance with NASDAQ requirements. The Subscription Price and number of shares offered in this rights offering reflect the consummation of the Reverse Stock Split.

On December 17, 2010, the NASDAQ advised the Company that it no longer met the minimum 750,000 publicly held shares requirement for The NASDAQ Global Select Market under Listing Rule 5450(b)(1)(B). If the Company does not regain compliance within the period permitted by NASDAQ, the Company’s common stock would be delisted. For purposes of the listing requirement, publicly held shares means total shares outstanding less any shares held by officers, directors, or beneficial owners of 10 percent or more of the Company’s common stock. As of December 16, 2010, the Company had 146,382 shares of outstanding common stock held by non-affiliates. If a sufficient number of shares of common stock being offered in this rights offering are purchased by persons who are not officers or directors of the Company, the Company would meet the requirement to have 750,000 publicly held shares outstanding. If this publicly held shares requirement is not met as a result of subscriptions in this rights offering or otherwise, there can be no assurance that the Company will be able to maintain its listing on the NASDAQ.

Appointments to the Board of Directors and Management

Upon the completion of the Investment, R. Eugene Taylor (Chairman), Christopher G. Marshall, Peter N. Foss, William A. Hodges and R. Bruce Singletary were named to the board of directors of the Company (the “Company Board”). Mr. Howard Gutman and Mr. Brad Boaz, existing members of the Company Board, remained as such following the closing. All other members of the board of directors of the Company resigned effective September 30, 2010. TIB Bank added R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Bradley

Boaz to its board of directors. Mr. Howard Gutman, a current member of TIB Bank’s board, remained as such following the Closing. All other members of the board of directors of TIB Bank resigned effective September 30, 2010. In addition, the Company has appointed several new executive officers: R. Eugene Taylor as Chief Executive Officer, Christopher G. Marshall as Chief Financial Officer, and R. Bruce Singletary as Chief Risk Officer. Stephen J. Gilhooly will continue to serve as the Treasurer of the Company. See “Management.”

Special Shareholder Meeting

In connection with the transactions contemplated by the Investment Agreement and the NASDAQ notice described above, the Company held a special meeting of its shareholders on December 1, 2010. At the special meeting, shareholders of the Company voted to approve proposals to effect an increase to its authorized number of shares of common stock, a reverse stock split of its common stock and an amendment to its Restated Articles of Incorporation to allow its shareholders to act by written consent. The increase to its authorized number of shares of common stock was necessary for the completion of this rights offering, as well as the conversion of the Preferred Stock received by NAFH under the Investment Agreement. The Reverse Stock Split was necessary to increase our common stock’s price to comply with the NASDAQ’s $1.00 per share bid price requirement. The authority for our shareholders to act by written consent was desirable to allow our majority shareholder, NAFH, to take certain corporate actions without the expense and delay of calling a shareholders meeting. The increase in authorized shares and the authority to act by written consent were made effective on December 1, 2010; the Reverse Stock Split was made effective after the close of business on December 15, 2010. See “The Rights Offering—The Reverse Stock Split.”

Available Information

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on their website at http://www.tibfinancialcorp.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, the Company’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Rights Offering Summary

The following summary describes the principal terms of the rights offering, but is not intended to be a complete description. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We have granted to each person who was a record holder of our common stock as of 4:01 p.m., New York City time, on the record date of July 12, 2010, 10 non-transferable subscription rights for each pre-split share of common stock of record.

Subscription Privilege	For each whole right that you own, you will have a subscription privilege to buy from us one one-hundredth (1/100th) of a share of our common stock at the Subscription Price, subject to an overall beneficial ownership limit of 4.9%. You may exercise your subscription privilege for some or all of your rights, or you may choose not to exercise any portion of your subscription privilege.

No Over-Subscription Privilege	There is no over-subscription privilege associated with the rights offering. In addition, no shareholder, including NAFH, will backstop the rights offering. Neither you nor any shareholder, including NAFH, will have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their subscription privilege.

Subscription Price	$15.00 per full share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the Expiration Date.

Limitation on Exercise of
Subscription Privilege	Each participant in this offering is generally subject to an overall beneficial ownership limit of 4.9%, calculated with respect to the approximately 13,304,339 shares expected to be outstanding after the consummation of this rights offering. Any rights exercised by a rights holder and any common stock subscribed for by that holder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for rights that are not considered exercised and for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us in the subscription election form that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock as a result of the exercise of rights. See “The Rights Offering—Limitation on Exercise of Subscription Privilege.”

Record Date	July 12, 2010.

Expiration Date	The subscription rights will expire at 5:00 p.m., New York City time, on January 10, 2011, unless the expiration date is extended.

Procedure for Exercising Rights	You must properly complete the enclosed subscription rights election form and deliver it, along with the full subscription price, to the subscription agent, American Stock Transfer & Trust Company, LLC, before the Expiration Date. Your payment must also clear prior to the Expiration Date.

You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than the Expiration Date.

Use of Proceeds	The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 1,488,792 shares available in the rights offering, the total proceeds to us, before expenses, will be approximately $22.3 million. We intend to use the proceeds from the rights offering for general corporate purposes, which may include investment in TIB Bank.

Non-Transferability/No Listing of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ or any other stock exchange or trading market.

No Revocation	All exercises of subscription rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering. However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights held by (or through) the 401(k) Plan, no subscription rights held by the 401(k) Plan will be exercised if the per share closing price of our common stock on January 7, 2011, as reported by NASDAQ, is not greater than or equal to the Subscription Price. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation,” including there being no outstanding litigation or regulatory changes that in our reasonable judgment would materially and adversely affect us.

Amendment; Cancellation	We may amend the terms of the rights offering or extend the subscription period of the rights offering, which we do not currently intend to do. We also reserve the right to cancel the rights offering at any time before the completion of the rights offering and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board or Investor Recommendation	Neither our board of directors nor NAFH is making any recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors.”

Issuance of Common Stock	If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the rights offering. Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

Listing of Common Stock	Our common stock is listed on the NASDAQ under the symbol “TIBB” and the shares to be issued in connection with the rights offering will also be listed on the NASDAQ under the same symbol. Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split. See “Risk Factors—Risks Relating to Ownership of Our Common Stock—As of September 30, 2010, the Company did not meet the $1.00 minimum bid price requirement, and as of the time of this filing, the Company did not meet the minimum public float requirement, in each case for continued listing on the NASDAQ Global Select Market and may be delisted.”

Federal Income Tax Consequences	The receipt and exercise of subscription rights pursuant to the subscription privilege will generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	American Stock Transfer & Trust Company, LLC.

Information Agent	Phoenix Advisory Partners, LLC.

Shares Outstanding After Completion of the Rights Offering	13,304,339 (based on shares outstanding as of December 16, 2010 and assuming full exercise of rights).

The number of shares offered and the Subscription Price in this rights offering have been adjusted to account for the Reverse Stock Split that was effected after the close of business on December 15, 2010. Shares purchased in this rights offering will not be subject to any further adjustments by reason of the Reverse Stock Split.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled “Risk Factors” in our 2009 Form 10-K, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010, and any risks described in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making a decision to invest in our common stock. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Rights Offering

The subscription price determined for the rights offering is not an indication of the value of our common stock.

The Investment Agreement required the subscription price to be $0.15 per share, which, adjusted for the Reverse Stock Split, is the $15.00 per share price of this rights offering. The Subscription Price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in the rights offering at a price equal to or greater than the Subscription Price. We do not intend to change the Subscription Price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.

We do not have any formal commitments from any of our shareholders to participate in the rights offering and there is no minimum subscription required. We cannot assure you that any of our shareholders will exercise all or any part of their subscription privilege. Therefore, we cannot assure you of the amount of proceeds that we will receive. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be reduced and we could incur damage to our reputation.

The rights offering may cause the price of our common stock to decline.

Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in a decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price.

Because you may not revoke or change your exercise of the subscription rights unless we are required by law to permit revocation, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed, even if you later learn information about us that you consider unfavorable.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the trading price of our common stock decreases below the Subscription Price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. In addition, if you exercise your subscription rights and later learn information about us that you consider unfavorable, you will be committed to buying shares and may not revoke or change your exercise. However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights held by (or through) the 401(k) Plan, no subscription rights held by (or through) the 401(k) Plan will be exercised if the closing price of our common stock on January 7, 2011, as reported by NASDAQ, is not greater than or equal to the Subscription Price. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Our common stock is traded on the NASDAQ under the symbol “TIBB,” and the closing sale price of our common stock on the NASDAQ on December 16, 2010 was $39.00 per share. (Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split.) There can be no assurances that the trading price of our common stock will equal or exceed the Subscription Price at the time of exercise or at the Expiration Date. See also “—Risks Relating to Ownership of Our Common Stock—As of September 30, 2010, the Company did not meet the $1.00 minimum bid price requirement, and as of the time of this filing, the Company did not meet the minimum public float requirement, in each case for continued listing on the NASDAQ Global Select Market and may be delisted.”

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the Subscription Price.

If you exercise your subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price.

If you do not exercise your rights, you will suffer dilution.

If you do not exercise your rights or you exercise less than your full subscription privilege, and other shareholders fully exercise their rights or exercise a greater proportion of their subscription privilege than you exercise, you will suffer dilution of your percentage ownership of our equity securities relative to such other shareholders.

As of the record date, there were 14,887,922 pre-split shares of our common stock outstanding, equivalent to 148,880 shares of common stock after adjusting for the impact of the Reverse Stock Split. Based on the number of shares of common stock outstanding as of December 16, 2010 (which takes into account the Reverse Stock Split effected on December 15, 2010), and assuming that no options are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the rights offering, if we issue all 1,488,792 shares of common stock available in the rights offering, we would have 13,304,339 shares of common stock outstanding immediately following the completion of the rights offering.

We may cancel the rights offering at any time before the completion of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment, without interest or penalty.

We may at our sole discretion cancel the rights offering at any time before the completion of the rights offering. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable, any subscription payments.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the Expiration Date. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the Expiration Date, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that has been received and has cleared. Neither we nor the subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you are a participant (or other account holder) in our 401(k) Plan, you may exercise your subscription rights that are held by your 401(k) Plan account by properly completing the special election form, called the “401(k) Plan Participant Election Form,” that is provided to you by the Ingham Retirement Group. You must return your completed 401(k) Plan Participant Election Form to the Ingham Retirement Group in the manner prescribed in the materials provided to you by January 4, 2011. If your 401(k) Plan Participant Election Form is not received by such special deadline, your election to exercise the subscription rights that are held by your 401(k) Plan account will not be effective. See “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.” If you fail to complete the 401(k) Plan Participant Election Form correctly, you may be unable to participate in the rights offering. Neither we, the Ingham Retirement Group, the subscription agent, the information agent, the 401(k) Plan’s trustee nor anyone else is under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity. If you elect to exercise some or all of the subscription rights in your 401(k) Plan account, you must also ensure that the total amount of the funds required for such exercise has been allocated to the Fidelity Retirement Money Market Fund in your 401(k) Plan account by 4:00 p.m., New York City time, on January 4, 2011 and until liquidated into cash (generally, on or about January 6, 2011).

Also note that, notwithstanding any election that you make regarding the exercise of the subscription rights held by your 401(k) Plan account, your subscription rights will not be exercised with respect to shares held through the 401(k) Plan if the per share closing price of our common stock on January 7, 2011, as reported by NASDAQ, is not greater than or equal to the Subscription Price. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the Expiration Date, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the Expiration Date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank or by a U.S. postal or express money order.

The rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your rights to anyone else. We do not intend to list the rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

Our 401(k) Plan, which is receiving subscription rights, is not permitted to acquire, hold or dispose of subscription rights absent an exemption from the DOL.

The 401(k) Plan is receiving subscription rights with respect to the shares of common stock held by the 401(k) Plan on behalf of the participants (and other account holders) as of the record date even though 401(k) Plans and other plans subject to ERISA, such as ours, are not permitted under ERISA or Section 4975 of the Code to acquire, hold or dispose of subscription rights absent an exemption from the DOL. We plan to submit a request to the DOL that an exemption be granted on a retroactive basis, effective to the commencement of the rights offering, with respect to the acquisition, holding and exercise of the subscription rights by the 401(k) Plan and its participants (and other account holders); however, the DOL may deny our exemption application. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action and the Internal Revenue Service and DOL could impose certain taxes and penalties on us.

Our management will have broad discretion over the use of the net proceeds from the rights offering, and we may not invest the proceeds successfully.

We currently intend to use the net proceeds from the rights offering for general corporate purposes, which may include investment in TIB Bank. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Risks Relating to Ownership of Our Common Stock

NAFH is a controlling shareholder and may have interests that differ from the interests of our other shareholders.

Upon completion of the NAFH Investment, and before accounting for any stock that may subsequently be issued pursuant to the Warrant or this rights offering, NAFH owned approximately 99% of the Company’s outstanding voting power. As a result, NAFH will be able to control the election of our directors, determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to our shareholders for approval. Such transactions may include mergers and acquisitions (which may include mergers of the Company and/or its subsidiaries with or into NAFH and/or NAFH’s other subsidiaries), sales of all or some of the Companys assets (including sales of such assets to NAFH and/or NAFH’s other subsidiaries) or purchases of assets from NAFH and/or NAFH’s other subsidiaries, and other significant corporate transactions.

Five of our seven directors, our Chief Executive Officer, our Chief Financial Officer, and our Chief Risk Officer are affiliates of NAFH. NAFH also has sufficient voting power to amend our organizational documents. The interests of NAFH may differ from those of our other shareholders, and it may take actions that advance its interests to the detriment of our other shareholders. Additionally, NAFH is in the business of making investments in or acquiring financial institutions and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. NAFH may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of our common stock, and the trading prices of our common stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.

As a controlled company, we are exempt from certain NASDAQ corporate governance requirements.

Our common stock is currently listed on the NASDAQ. The NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under the rules applicable to the NASDAQ, if another company owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of the board of directors and the compensation and nominating committees. We are a controlled company because NAFH owns more than 50% of our voting power for the election of directors. Accordingly, we are exempt from certain corporate governance requirements and holders of our common stock may not have all the protections that these rules are intended to provide.

Market conditions and other factors may affect the value of our common stock, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. Among the factors that could affect our stock price are:

•	our financial condition, performance, creditworthiness and prospects;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to our common stock or those of other financial institutions;

•	failure to meet analysts’ loan and deposit volume, revenue, asset quality or earnings expectations;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	proposed or adopted regulatory changes or developments;

•	investigations, proceedings, or litigation that involve or affect us;

•	market interest rates;

•	our past and future dividend practice;

•

conditions in the regional and national credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; or

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

We have suspended payment of cash dividends on our common stock and may not pay any cash dividends on our common stock for the foreseeable future.

Under the terms of our trust preferred securities, the Company may not declare or pay dividends on its common stock or, with certain exceptions, repurchase common stock without first having paid all accrued cumulative preferred dividends that are due. During the third quarter of 2009, we began deferring dividend payments on our trust preferred securities pursuant to the adoption of a board resolution requiring 30-day advance notice to and written approval from the Federal Reserve Board prior to making any dividend payments. On September 22, 2010 the Federal Reserve Bank of Atlanta and the Company entered into a written agreement where we agreed, among other things, that we would not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the Federal Reserve Bank of Atlanta. There is no assurance that we will receive approval to resume paying cash dividends. Even if allowed to resume paying dividends by the Federal Reserve Board, future payment of cash dividends on our common stock, if any, will be subject to the prior payment of all unpaid dividends and deferred distributions on our trust preferred securities. All dividends are declared and paid at the discretion of our board of directors and are dependent upon our liquidity, financial condition, results of operations, regulatory capital requirements and such other factors as our board of directors may deem relevant. Even if we do declare a payment of dividends in the future, there is no assurance that we will continue to pay such dividends or that we will not cancel future payments of dividends.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

Substantially all of our activities are conducted through our subsidiaries. One of the principal sources of funds from which we service debt and pay our obligations and dividends is the receipt of dividends from TIB Bank. The Consent Order issued by the FDIC and the State of Florida Office of Financial Regulation on July 2, 2010 prohibits TIB Bank from paying a dividend or making a capital distribution without the prior written consent of those regulatory agencies.

Future issuance or sales of our common stock or other securities, including through exercise of NAFH’s Warrant, will dilute the ownership interests of our existing shareholders and could depress the market price of our common stock.

NAFH received, in connection with the Investment, a warrant representing the right to purchase, during the 18-month period following the closing of the Investment, up to 11,666,667 shares of our common stock at $15.00 per share, subject to anti-dilution adjustments. If NAFH exercises the Warrant for shares of our common stock, whether in part or in full, shareholders other than NAFH will suffer dilution of their common shares.

Further, although we presently do not have any intention of issuing additional common stock apart from the issuances contemplated by the Investment, we may do so in the future in order to meet our capital needs and regulatory requirements, and will be able to do so without shareholder approval, up to the newly increased number of authorized shares. Our board of directors may determine from time to time a need to obtain additional capital through the issuance of additional shares of common stock or other preferred securities including securities convertible into or exchangeable for shares of our common stock, subject to limitations imposed by the NASDAQ and the Federal Reserve Board. There can be no assurance that such shares can be issued at prices or on terms better than or equal to the terms obtained by our current shareholders. The issuance of any additional shares of common stock or convertible or exchangeable preferred securities by us in the future may result in a reduction of the per share book value or market price, if any, of the then-outstanding common stock. Issuance of additional shares of common stock or convertible or exchangeable preferred securities will reduce the proportionate ownership and voting power of our existing shareholders.

As of September 30, 2010, the Company did not meet the $1.00 minimum bid price requirement, and as of the time of this filing, the Company did not meet the minimum public float requirement, in each case for continued listing on the NASDAQ Global Select Market and may be delisted.

On July 7, 2010, the Company received a delisting notice from the NASDAQ Stock Market LLC, which was anticipated, due to the Company’s non-compliance with the NASDAQ’s $1.00 per share bid price requirement. The letter from the NASDAQ notified the Company that it was in violation of NASDAQ Marketplace Rule 5505 in that the bid price for its common stock was below the required listing standard and that its common stock would be delisted from NASDAQ on July 16, 2010 unless the Company asked for a hearing before a NASDAQ Listing Qualifications Hearing Panel. This hearing was held on August 5, 2010. During the hearing the Company requested an extension to January 3, 2011 for the Company to demonstrate a closing bid price of $1.00 per share in accordance with the NASDAQ rules. The Company advised the NASDAQ that the Company intended to call a special meeting of its shareholders following the closing of the NAFH investment to approve the adoption of an amendment to the Company’s Restated Articles of Incorporation to effect a reverse stock split and thereby regain compliance with the listing rules. On September 2, 2010, the Company was advised by the NASDAQ that its request for an extension to January 3, 2011 was granted. On December 15, 2010, the Company effected a reverse stock split of its common stock at a ratio of 1:100, and as of December 16, 2010, the closing price of the Company’s common stock was $39.00. However, there can be no assurance that the Company will be able to demonstrate compliance with the NASDAQ rules during the ten consecutive trading days necessary for the Company to regain compliance with NASDAQ rules, nor can there be any assurance that the Company’s common stock will not, in the future, again fall below the $1.00 per share threshold.

On December 17, 2010, the NASDAQ advised the Company that it no longer met the minimum 750,000 publicly held shares requirement for The NASDAQ Global Select Market under Listing Rule 5450(b)(1)(B). If the Company does not regain compliance within the period permitted by NASDAQ, the Company’s common stock would be delisted. For purposes of the listing requirement, publicly held shares means total shares outstanding less any shares held by officers, directors, or beneficial owners of 10 percent or more of the Company’s common stock. There can be no assurance that the Company will be able to demonstrate compliance with the NASDAQ listing requirements in time to prevent delisting.

Accordingly, there can be no assurance that the shares of the Company’s common stock will not be delisted either as a result of a failure to comply with the foregoing listing requirements or any other of NASDAQ’s listing requirements.

We may choose to voluntarily delist our common shares from NASDAQ.

Even if the NASDAQ permits us to remain as a listed company, we may choose to, or our majority shareholder NAFH may cause us to, voluntarily delist from the NASDAQ Global Select Market. If we were to delist ourselves from the NASDAQ, we may or may not list ourselves on another exchange. In either case, a delisting of our common stock could negatively impact you by reducing the liquidity and market price of our common stock and potentially reducing the number of investors willing to hold or acquire our common stock. In addition, if we were to delist from the NASDAQ, we would no longer be subject to any of the corporate governance rules applicable to NASDAQ listed companies. See also “—As a controlled company, we are exempt from certain NASDAQ corporate governance requirements.”

The trading volume in our common stock has been low and the sale of substantial amounts of our common stock in the public market could depress the price of our common stock.

Our common stock is thinly traded. Trading volume may remain low as a result of the Investment and NAFH’s acquisition of a majority stake in the Company. Thinly traded stock can be more volatile than stock trading in an active public market. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our shareholders may not be able to sell their shares at the volumes, prices or times that they desire.

We cannot predict the effect, if any, that future sales of our common stock in the market, or availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We therefore can give no assurance sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock.

Holders of our junior subordinated debentures have rights that are senior to those of our common shareholders.

We have supported our continued growth through the issuance of trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At September 30, 2010, we had outstanding trust preferred securities and accompanying junior subordinated debentures with a face amount totaling $33.0 million. Payments of the principal and interest on the trust preferred securities of these special purpose trusts are conditionally guaranteed by us. Further, the accompanying junior subordinated debentures we issued to the special purpose trusts are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer, and since October 2009 have been deferring, distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock.

Resales of our common stock or other securities in the public market may cause the market price of our common stock to fall.

Sales of a substantial number of shares of our common stock or convertible or exchangeable preferred securities in the public market by our shareholders (including NAFH), or the perception that such sales are likely to occur, could cause the market price of our common stock to decline. Pursuant to the Investment Agreement, we have agreed to provide customary registration rights for the shares of common stock issued to NAFH, including the common stock into which the Preferred Stock will be converted, and NAFH can exercise those rights in order to sell additional shares of our common stock at its discretion. We cannot predict the effect, if any, that future sales of our common stock in the market, or availability of shares of our common stock for sale in the market, will have on the market price of our common stock. We therefore can give no assurance that sales of substantial amounts of our common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of our common stock to decline or impair our ability to raise capital through sales of our common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Florida law and of our charter and Bylaws (which are described in more detail in the section entitled “Description of Capital Stock”) could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma consolidated balance sheet table for September 30, 2010, and the pro forma income statements and earnings per share tables for the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010 presented below have been prepared by management to illustrate the impact of:

•

the shareholder approval of an increase in the number of common shares authorized to be issued and the conversion of the 70,000 shares of Series B Preferred Stock into 4,666,667 shares of common stock.

•	the full exercise of the warrant issued to NAFH representing the right to purchase up to 11,666,667 shares of common stock at $15.00 per share; and

•	the rights offering required by the Investment Agreement whereby shareholders of the company will be able to purchase up to 1,488,792 shares of common stock at a purchase price of $15.00 per share.

The pro forma financial information below includes the impact of the Reverse Stock Split, whereby the number of outstanding and authorized shares of common stock was reduced by a ratio of 1:100, including on a retroactive basis for historical numbers.

Consolidated Balance Sheets

(Unaudited)

The following table presents the Company’s unaudited pro forma consolidated balance sheet adjusted for the pro forma impacts of the conversion of the Series B Preferred Stock, the full exercise of the warrant issued to NAFH for common stock and a fully subscribed Rights Offering for the periods shown. The pro forma consolidated balance sheet as of September 30, 2010 assumes that the foregoing transactions occurred on September 30, 2010.

The September 30, 2010 balance sheet includes significant adjustments associated with the application of the acquisition method of accounting required due to the change in control caused by NAFH’s ownership of 99% of the outstanding common stock following the Investment. The balance sheet below incorporates adjustments to the balances previously reported as of September 30, 2010 resulting from refinements of the analyses used to estimate the fair values of assets acquired and liabilities assumed. While the Company believes these analyses provide a reasonable basis for estimating the fair values, it expects to continue to obtain additional information and evidence during the measurement period (not to exceed one year from the Transaction Date) that will likely result in changes to the estimated fair value amounts. Thus, the estimates of fair value reflected are subject to change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Transaction Date.

(Dollars in thousands, except per share amounts)	September 30, 2010 (As initially reported)	Preliminary Measurement Period Adjustments[1]	September 30, 2010 (As Adjusted)	Adjustment for Warrant Exercise and Rights Offering		September 30, 2010 (Pro Forma)
Assets
Cash and due from banks	$229,665	$—	$229,665	$197,082	[2]	$426,747

Investment securities available for sale	309,386	—	309,386	—		309,386

Loans, net	1,000,544	17,298	1,017,842	—		1,017,842

Premises and equipment, net	43,076	560	43,636	—		43,636
Goodwill and intangible assets	81,440	(20,319)	61,121	—		61,121
Other real estate owned	30,531	(1,000)	29,531	—		29,531
Accrued interest receivable and other assets	46,249	—	46,249	—		46,249

Total Assets	$1,740,891	$(3,461)	$1,737,430	$197,082		$1,934,512

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$171,376	$—	$171,376	$—		$171,376
Interest-bearing	1,159,773	(3,461)	1,156,312	—		1,156,312

Total deposits	1,331,149	(3,461)	1,327,688	—		1,327,688
				—
Federal Home Loan Bank (FHLB) advances	132,077	—	132,077	—		132,077
Short-term borrowings	43,828	—	43,828	—		43,828
Long-term borrowings	34,533	—	34,533	—		34,533
Accrued interest payable and other liabilities	22,239	—	22,239	—		22,239

Total liabilities	1,563,826	(3,461)	1,560,365	—		1,560,365

Shareholders’ Equity
Preferred stock – no par value	70,000	—	70,000	(70,000)[3]		—
Common stock – $.10 par value	715	—	715	1,782	[4]	2,497
Additional paid in capital	106,350	—	106,350	265,300	[5]	371,650
Retained Earnings	—	—	—	—		—
Accumulated other comprehensive loss	—	—	—	—		—

Total shareholders’ equity	$177,065	$—	$177,065	$197,082		$374,147

Total Liabilities and Shareholders’ Equity	$1,740,891	$(3,461)	$1,737,430	$197,082		$1,934,512

Notes:

[1]

Adjustments hereon reflect refinements of the estimated fair values of assets acquired and liabilities assumed as of September 30, 2010 as a result of the incorporation of additional information and evidence about the values of such assets and liabilities into third-party valuation estimates. While the Company believes that such information provides a reasonable basis for estimating the fair values, it expects to obtain additional information and evidence during the measurement period (not to exceed one year from September 30, 2010), that will likely result in changes to the estimated fair value amounts. Thus, the estimated measurements of fair value reflected are subject to additional change and such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Transaction Date. Based on the applicable accounting literature on business combinations, subsequent adjustments, if any, will be retrospectively recorded in future filings.

[2]	Adjustment hereon reflects net cash proceeds received by the Company as a result of the Warrant Exercise and Rights Offering.

Proceeds of the Warrant Exercise	$175,000
Gross proceeds of the Rights Offering	22,332
Estimated transaction costs associated with the Rights Offering	(250)

Net proceeds of the Warrant Exercise and Rights Offering	$197,082

[3]	Adjustment hereon represents the automatic conversion of 70,000 shares of Series B Preferred Stock into 4,666,667 shares of common stock, which occurred on December 1, 2010.
[4]

Adjustment hereon represents the par value of 4,666,667 shares of common stock issued in connection with the conversion of Series B Preferred Stock discussed above, 11,666,667 shares of common stock issued in connection with the Warrant Exercise and 1,488,792 shares of common stock issued in connection with the Rights Offering.

[5]	Adjustment hereon reflects the recognition of paid in capital resulting from the conversion of Series B Preferred Stock, the Warrant Exercise and the Rights Offering.

Pro Forma Income Statements and Earnings Per Share

(Unaudited)

The following tables present the Company’s unaudited pro forma earnings per share adjusted for the pro forma impacts of the Investment and the TARP Exchange for the periods shown. Pro forma earnings per share assume that the Company completed the Investment and the TARP Exchange on January 1, 2009, and that the conversion of the 70,000 shares of Preferred Stock into 4,666,667 shares of Common stock occurred on January 1, 2009. The pro forma information below also includes certain adjustments associated with the hypothetical application on January 1, 2009, of the acquisition method of accounting required due to the change in control caused by NAFH’s ownership of 99% of the outstanding common stock following the transaction.

The pro forma income statement adjustments include significant adjustments associated with the application of the acquisition method of accounting required due to the change in control caused by the Investment as discussed above.

When substantially all of the common stock of a company is acquired, SEC Staff Accounting Bulletin Topic 5J generally requires that the purchase price be “pushed down” to the company’s financial statements. Regulation S-X, Rule 1-02(aa), defines “wholly owned subsidiary,” and this rule should be referred to for a definition of “substantially” all of the common stock. The SEC staff has indicated that an acquisition of 95% or more of the common stock of a company would result in the entity’s being substantially wholly owned. Accordingly, the Financial Accounting Standards Board Accounting Standards Codification Topic 805 – Business Combinations (“ASC 805”) requires the application of the acquisition method of accounting to the financial statements of the Company subsequent to the Investment. The pro forma income statement adjustments include significant adjustments associated with the application of the acquisition method of accounting required due to the change in control caused by the Investment as discussed above. These are estimated adjustments to the income statements for the year ended December 31, 2009 and for the nine months ended September 30, 2010 made solely for the purposes of these pro forma income statements and future results of operations may differ significantly. Accordingly, significant historical income statement charges, such as provision for loan losses, OREO write downs, valuation allowance against the deferred tax assets, have been eliminated from the income statement because they are included in the fair value estimates in the balance sheet.

(Dollars and shares in thousands, except per share amounts)	Year ended December 31, 2009 (Actual)	Adjustment for Investment and TARP Exchange	Adjustment for Change in Control (ASC 805)	Adjustment for Warrant Exercise and Rights Offering	Year ended December 31, 2009 (Pro Forma)
Interest and dividend income
Loans, including fees	$68,925	$—	$3,134 [1]	$—	$72,059
Investment securities:
Taxable	11,750	—	— [2]	—	11,750
Tax-exempt	299	—	— [3]	—	299
Interest-bearing deposits in other banks	124	—	—	—	124
Federal Home Loan Bank stock	24	—	—	—	24
Federal funds sold and securities purchased under agreements to resell	5	—	—	—	5

Total interest and dividend income	81,127	—	3,134	—	84,261

		—	—	—	—
Interest expense		—	—	—	—
Deposits	27,646	—	(6,001)[4]	—	21,645
Federal Home Loan Bank advances	5,199	—	(2,558)[5]	—	2,641
Short-term borrowings	104	—	11 [6]	—	115
Long-term borrowings	2,787	—	(345)[7]	—	2,442

Total interest expense	35,736	—	(8,893)	—	26,843

Net interest income	45,391	—	12,027	—	57,418
Provision for loan losses	42,256	—	(42,256)[8]	—	—

(Dollars and shares in thousands, except per share amounts)	Year ended December 31, 2009 (Actual)	Adjustment for Investment and TARP Exchange	Adjustment for Change in Control (ASC 805)	Adjustment for Warrant Exercise and Rights Offering	Year ended December 31, 2009 (Pro Forma)
Net interest income after provision for loan losses	3,135	—	54,283	—	57,418

Non-interest income
Service charges on deposit accounts	4,165	—	—	—	4,165
Fees on mortgage loans originated and sold	1,143	—	—	—	1,143
Investment advisory and trust fees	997	—	—	—	997
Other income	3,510	—	—	—	3,510
Investment securities gains, net	5,058	—	(2,167)[9]	—	2,891
Other-than-temporary impairment losses on investments prior to April 1, 2009 adoption of ASC 320-10-65-1	(23)	—	23 [10]	—	—
Other-than-temporary impairment losses on investments subsequent to April 1, 2009	—	—	—	—	—
Gross impairment losses	(740)	—	740 [11]	—	—
Less: Impairments recognized in other comprehensive income	—	—	—	—	—

Net impairment losses recognized in earnings subsequent to April 1, 2009	(740)	—	740	—	—

Total non-interest income	14,110	—	(1,404)	—	12,706

Non-interest expense
Salaries and employee benefits	28,594	—	(381)[12]	—	28,213
Net occupancy and equipment expense	9,442	—	— [13]	—	9,442
Goodwill impairment	5,887	—	(5,887)[14]	—	—
Other expense	21,419	—	(2,347)[15]	—	19,072

Total non-interest expense	65,342	—	(8,615)	—	56,727

Net income (loss) before income taxes	(48,097)	—	61,494	—	13,397
Income tax expense (benefit)	13,451	—	(8,410)[16]	—	5,041

Net income (loss)	$(61,548)	$—	$69,904	$—	$8,356
Preferred dividends earned by preferred shareholders and discount accretion	(2,662)	2,662	—	—	—

Net income (loss) allocated to common shareholders	$(64,210)	$2,662	$69,904	$—	$8,356

Book value per common share	$141.63	$(123.48)	$(2.46)	$(0.37)	$15.32
Basic earnings (loss) per share	(433.27)	428.06	5.92	(0.38)	0.33
Diluted earnings (loss) per share	(433.27)	428.06	5.92	(0.38)	0.33

Weighted average common shares	148	11,667	—	13,155	24,970
Weighted average diluted shares	148	11,667	—	13,155	24,970

Notes:

[1]	Adjustment hereon reflects the estimated impact of accretion of interest resulting from the application of ASC 805.
[2]

For purposes of this pro forma income statement, no adjustment to interest income on investment securities was deemed necessary as any required adjustments were deemed immaterial due to the significant restructuring of the investment portfolio which occurred during 2009.

[3]

For purposes of this pro forma income statement, no adjustment to interest income on investment securities was deemed necessary as any required adjustments were deemed immaterial due to the significant restructuring of the investment portfolio which occurred during 2009.

[4]

Adjustment hereon reflects the estimated impact of the fair value adjustments required by ASC 805 triggered by the change in control resulting from the Investment on interest expense relating to contractual deposits. Based upon the footnote disclosures in our Form 10-K for the year ended 2009, in Note 18 - Fair Value of Financial Instruments, a premium of $9,001 would have been recorded in the acquisition accounting adjustments on January 1, 2009. For purposes of this pro forma income statement, an assumed 18 month straight-line amortization assumption was used in deriving the adjustment hereon.

[5]

Adjustment hereon reflects the estimated impact of the fair value adjustment required by ASC 805 triggered by the change in control on FHLB Advances and the impact of the related premium amortization on interest expense.

[6]

Adjustment hereon reflects the estimated impact of the fair value adjustment required by ASC 805 triggered by the change in control on short-term borrowings and the impact of the related discount accretion on interest expense.

[7]

Adjustment hereon reflects the estimated impact of the fair value adjustment required by ASC 805 triggered by the change in control on long-term borrowings and the impact of the related premium amortization and discount accretion on interest expense. Adjustment includes the impact of an estimated $719 of premium amortization associated with long-term repurchase agreements, partially offset by $374 of discount accretion on subordinated debentures.

[8]

Adjustment hereon reflects the estimated impact of the fair value adjustments required by ASC 805 triggered by the change in control and the application of ASC 310-30 for accounting for acquired loans with evidence of credit deterioration.

[9]

Adjustment hereon reflects the impact of the application of ASC 805 relating to the elimination of unrealized gains existing as of January 1, 2009 due to the change in control. Accordingly, realized gains recorded during 2009 were reduced by the amount of gross unrealized gains on investment securities reported as of December 31, 2008. As these gains were realized in 2009 due to the restructuring of the investment portfolio, for purposes of this pro forma income statement, the related realized gains were reversed.

[10]

Adjustment hereon reflects the impact of the application of ASC 805 relating to the reversal of losses realized on investment securities during 2009. The measurement period provided by ASC would have resulted in the reflection of significantly higher default assumptions in the estimation of the fair value of the CDO securities which were other than temporarily impaired during 2009. Accordingly, such impairment charges were reversed for purposes of this pro forma income statement.

[11]

Adjustment hereon reflects the impact of the application of ASC 805 relating to the reversal of losses realized on investment securities during 2009. The measurement period provided by ASC would have resulted in the reflection of significantly higher default assumptions in the estimation of the fair value of the CDO securities which were other than temporarily impaired during 2009. Accordingly, such impairment charges were reversed for purposes of this pro forma income statement.

[12]

Adjustment hereon reflects the impact of a reversal of compensation expense of $107 associated with restricted stock awards and $274 associated with stock options granted prior to January 1, 2009 which for purposes of this pro forma income statement are assumed to have vested upon the change of control triggered by the Investment.

[13]

For purposes of this pro forma income statement, no adjustment to occupancy expense was deemed necessary to adjust depreciation and amortization of property, equipment and leasehold improvement as these adjustments were deemed immaterial due to preliminary estimates resulting from expected offsetting differences between the fair values and depreciable bases of these assets.

[14]

Adjustment hereon reflects the reversal of the goodwill impairment charge recorded during 2009. Due to the application of ASC 805, upon the change in control triggered by the Investment, the goodwill that was impaired during 2009 would have been replaced with goodwill resulting from the Investment and the related acquisition accounting adjustments required by ASC 805. While an annual impairment test would have been required, the financial results presented in this pro forma income statement are estimated to have resulted in no impairment of the goodwill recorded on January 1, 2009.

[15]

Adjustment hereon reflects the impact of a reversal of certain stock based compensation expense and OREO write downs along with an adjustment to the amount of amortization of intangible assets. Stock based compensation expense of $287 associated with restricted stock awards and $7 associated with stock options was reversed relating to awards granted prior to January 1, 2009, which for purposes of this pro forma income statement are assumed to have vested upon the change of control triggered by the Investment. OREO write downs recorded during 2009 were assumed to have been reflected in the acquisition method fair value estimate as the measurement period provided by ASC would have made evident and improved the underlying assumptions used in valuing these assets reflecting significantly longer holding periods and more significant declines in market values than were projected prior to January 1, 2009 in the historical financial statements. Amortization of intangibles was adjusted reflecting a reversal of the $1,430 of amortization recorded during 2009 and recognition of $1,357 of amortization based upon an estimate of amortizing intangibles of $10,000, primarily core deposit intangibles, with estimated useful lives of 10 years. Amortization life assumptions are longer than historical intangibles due to the customer and deposit relationships of the entire Company being valued as a result of the Investment and, for purposes of this pro forma income statement, as of January 1, 2009 as opposed to the historical subset of acquired customer and deposit relationships resulting from previous acquisitions of the Company.

Stock Based Compensation	$(294)
OREO write downs	(1,980)
Amortization of Intangibles	(73)

$(2,347)

[16]

Adjustment hereon reflects the impact of the reversal of the recognition of a full valuation allowance of $30,392 recorded against deferred tax assets recorded in 2009 as well as recognition of tax expense associated with the adjusted pro forma net income before taxes assuming an effective rate equal to the blended federal and statutory rate of 37.6%.

Reversal of valuation allowance	$(30,392)
Adjustment to reflect impact of acquisition accounting adjustments	21,982

$(8,410)

(Dollars and shares in thousands, except per share amounts)	Nine Months Ended September 30, 2010 (Actual)	Adjustment for Investment and TARP Exchange	Adjustment for Change in Control (ASC 805)		Adjustment for Warrant Exercise and Rights Offering	Nine Months Ended September 30, 2010 (Pro Forma)
Interest and dividend income
Loans, including fees	$45,471	$—	$3,367	[1]	$—	$48,838
Investment securities:
Taxable	6,479	—	—	[2]	—	6,479
Tax-exempt	137	—	—	[3]	—	137
Interest-bearing deposits in other banks	204	—	—		—	204
Federal Home Loan Bank stock	26	—	—		—	26
Federal funds sold and securities purchased under agreements to resell	—	—	—		—	—

Total interest and dividend income	52,317	—	3,367		—	55,684

Interest expense
Deposits	13,803	—	(3,000)[4]		—	10,803
Federal Home Loan Bank advances	3,590	—	(1,792)[5]		—	1,798
Short-term borrowings	69	—	—		—	69
Long-term borrowings	1,973	—	(239)[6]		—	1,734

Total interest expense	19,435	—	(5,031)		—	14,404

Net interest income	32,882	—	8,398		—	41,280
Provision for loan losses	29,697	—	(29,697)[7]		—	—

Net interest income after provision for loan losses	3,185	—	38,095		—	41,280

Non-interest income
Service charges on deposit accounts	2,585	—	—		—	2,585
Fees on mortgage loans originated and sold	1,219	—	—		—	1,219
Investment advisory and trust fees	948	—	—		—	948
Other income	1,939	—	—		—	1,939
Investment securities gains, net	2,635	—	—	[8]	—	2,635
Other-than-temporary impairment losses on investments
Gross impairment losses	—	—	—		—	—
Less: Impairments recognized in other comprehensive income	—	—	—		—	—

Net impairment losses recognized in earnings	—	—	—		—	—

Total non-interest income	9,326	—	—		—	9,326

Non-interest expense
Salaries and employee benefits	19,859	—	(731)[9]		—	19,128
Net occupancy and equipment expense	6,948	—	—	[10]	—	6,948
Other expense	38,509	—	(22,332	)[1][1]	—	16,177

Total non-interest expense	65,316	—	(23,063)		—	42,253

Net income (loss) before income taxes	(52,805)	—	61,158		—	8,353
Income tax expense (benefit)	—	—	3,143	[12]	—	3,143

Net income (loss)	$(52,805)	$—	$58,015		$—	$5,210
Preferred dividends earned by preferred shareholders and discount accretion	2,009	(2,009)	—		—	—
Gain on retirement of Series A Preferred allocated to common shareholders	(24,276)	24,276	—		—	—

Net loss allocated to common shareholders	$(30,538)	$22,267	$58,015		—	$5,210

Book value per common share	$14.98	$0.01	$1.14		$(0.60)	$15.53
Basic earnings (loss) per share	(205.64)	201.17	4.91		(0.23)	0.21
Diluted earnings (loss) per share	(205.64)	201.17	4.91		(0.23)	0.21

Weighted average common shares	149	11,667	—		13,155	24,971
Weighted average diluted shares	149	11,667	—		13,155	24,971

Notes:

[1]	Adjustment hereon reflects the estimated impact of accretion of interest resulting from the application of ASC 805.
[2]

For purposes of this pro forma income statement, no adjustment to interest income on investment securities was deemed necessary as any required adjustments were deemed immaterial due to the significant restructuring of the investment portfolio which occurred during 2009.

[3]

For purposes of this pro forma income statement, no adjustment to interest income on investment securities was deemed necessary as any required adjustments were deemed immaterial due to the significant restructuring of the investment portfolio which occurred during 2009.

[4]

Adjustment hereon reflects the estimated impact of the fair value adjustments required by ASC 805 triggered by the change in control resulting from the Investment on interest expense relating to contractual deposits. Based upon the footnote disclosures in our Form 10-K for the year ended 2009, in Note 18 - Fair Value of Financial Instruments, a premium of $9,001 would have been recorded in the acquisition accounting adjustments on January 1, 2009. For purposes of this pro forma income statement, an assumed 18 month straight-line amortization assumption was used in deriving the adjustment hereon.

[5]

Adjustment hereon reflects the estimated impact of the fair value adjustment required by ASC 805 triggered by the change in control on FHLB Advances and the impact of the related premium amortization on interest expense.

[6]

Adjustment hereon reflects the estimated impact of the fair value adjustment required by ASC 805 triggered by the change in control on long-term borrowings and the impact of the related premium amortization and discount accretion on interest expense. Adjustment includes the impact of an estimated $529 of premium amortization associated with long term repurchase agreements, partially offset by $290 of discount accretion on subordinated debentures.

[7]

Adjustment hereon reflects the estimated impact of the fair value adjustments required by ASC 805 triggered by the change in control and the application of ASC 310-30 for accounting for acquired loans with evidence of credit deterioration.

[8]

For purposes of this pro forma income statement, no adjustment to securities gains during the nine months ended September 30, 2010 was deemed necessary as the gains reflected in the actual results resulted primarily from securities acquired subsequent to the January 1, 2009 assumed date of the change in control.

[9]

Adjustment hereon reflects the impact of a reversal of compensation expense of $152 associated with restricted stock awards and $579 associated with stock options granted prior to January 1, 2009 which for purposes of this pro forma income statement are assumed to have vested upon the change of control triggered by the Investment.

[10]

For purposes of this pro forma income statement, no adjustment to occupancy expense was deemed necessary to adjust depreciation and amortization of property, equipment and leasehold improvement as these adjustments were deemed immaterial due to preliminary estimates resulting from expected offsetting differences between the fair values and depreciable bases of these assets.

[11]

Adjustment hereon reflects the impact of a reversal of certain stock based compensation expense and OREO write downs along with an adjustment to the amount of amortization of intangible assets, elimination of expenses associated with capital raising activities and an adjustment to the amount of FDIC insurance expense. Stock based compensation expense of $192 associated with restricted stock awards and $9 associated with stock options was reversed relating to awards granted prior to January 1, 2009, which for purposes of this pro forma income statement are assumed to have vested upon the change of control triggered by the Investment. OREO write downs recorded during 2010 were assumed to have been reflected in the acquisition method fair value estimate as the measurement period provided by ASC would have made evident and improved the underlying assumptions used in valuing these assets reflecting significantly longer holding periods and more significant declines in market values than were projected prior to January 1, 2009 in the historical financial statements. Amortization of intangibles was adjusted reflecting a reversal of the $1,168 of amortization recorded during 2010 and recognition of $1,018 of amortization based upon an estimate of amortizing intangibles of $11,770, primarily core deposit intangibles, with estimated useful lives of approximately 10 years. Amortization life assumptions are longer than historical intangibles due to the customer and deposit relationships of the entire Company being valued as a result of the Investment and, for purposes of this pro forma income statement, as of January 1, 2009 as opposed to the historical subset of acquired customer and deposit relationships resulting from previous acquisitions of the Company. Additionally, amounts associated with the Company’s capital raising efforts and related costs incurred during the nine months ended September 30, 2010 were eliminated herein. Finally, an adjustment was included to reflect the difference in FDIC insurance costs associated with the Company’s subsidiary, TIB Bank, reflecting an assumption that it would have been adequately capitalized during the second and third quarters of 2010.

Stock Based Compensation	$(201)
OREO write downs	(19,170)
Amortization of Intangibles	(151)
Capital raise expenses	(2,067)
FDIC insurance assessment adjustment	(743)

$(22,332)

[12]

Adjustment hereon reflects recognition of tax expense associated with the adjusted pro forma net income before taxes assuming an effective rate equal to the blended federal and statutory rate of 37.6%.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our directors and executive officers. The members of our Board of Directors are elected by the shareholders, and NAFH holds 99% of the voting power for election of directors. Our directorships are divided into two classes, with the members of each class serving two-year terms and, as a general rule, our shareholders elect one class annually. Messrs. Taylor, Marshall, Singletary, Foss, Hodges and Gutman are scheduled to stand for re-election at our next annual meeting of shareholders in 2011. Mr. Boaz is scheduled to stand for re-election at our annual meeting of shareholders in 2012. All of our officers serve at the discretion of our board of directors. All ages below are as of November 23, 2010.

Name	Position
R. Eugene Taylor	Chief Executive Officer and Chairman of the Board
Christopher G. Marshall	Chief Financial Officer and Director
Stephen J. Gilhooly	Executive Vice President and Treasurer
R. Bruce Singletary	Chief Risk Officer and Director
Peter N. Foss	Director
William A. Hodges	Director
Bradley A. Boaz	Director
Howard B. Gutman	Director

R. Eugene Taylor. Mr. Taylor, who is 63, is the Chairman and Chief Executive Officer of NAFH. Mr. Taylor assumed the title of Chief Executive Officer of TIB Financial Corp. and TIB Bank on September 30, 2010 and serves as Chairman of the Board of Directors of TIB Financial Corp. and TIB Bank. Prior to founding NAFH, Mr. Taylor served as an advisor to Fortress Investment Group. Prior to his role at Fortress, Mr. Taylor worked at Bank of America where he served in leadership positions across the United States, in 2001 he was named President of Bank of America Consumer & Commercial Banking. In 2005, he became President of Global Corporate & Investment Banking and was named Vice Chairman of the corporation. He also served on Bank of America’s Risk & Capital and Management Operating Committees. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University.

Mr. Taylor brings valuable and extensive experience managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualify him to serve as the Chairman of our board of directors. Mr. Taylor was nominated to the board by NAFH.

Christopher G. Marshall. Mr. Marshall, who is 51, is the Chief Financial Officer of NAFH. Mr. Marshall serves as a director on our Board of Directors and the board of directors of TIB Bank, and as our Chief Financial Officer. Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer of GMAC (Ally Bank) and as an advisor to the Blackstone Group. From 2006 through 2008, Mr. Marshall served as the CFO of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006 after holding various positions throughout Bank of America beginning in 2001. Prior to joining Bank of America, Mr. Marshall served as CFO and COO of Honeywell Global Business Services from 1999 to 2001. From 1995 to 1999, he served as CFO of AlliedSignal Technical Services Corporation. Prior to that, he held several managerial positions at TRW, Inc. from 1987 to 1995. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

Mr. Marshall brings to our board of directors extensive experience from service in leadership positions, including his tenure as Chief Financial Officer of Fifth Third Bancorp, and in other operating roles at both financial and non-financial companies. Mr. Marshall was nominated to the board by NAFH.

Stephen J. Gilhooly. Mr. Gilhooly, who is 57, is an Executive Vice President and the Treasurer of the Company and of TIB Bank. Mr. Gilhooly joined the Company in April 2006. From 1990 to joining the Company, he was Director of Investment Banking in the Financial Institutions Group for Advest, Inc. where he advised financial institutions on acquisitions, capital raising and strategic matters. From 1985 to 1989, he was Executive Vice President, Treasurer and Chief Financial Officer of New Hampshire Savings Bank Corp. From 1974 to 1985, he was employed by Price Waterhouse. Mr. Gilhooly is a certified public accountant.

R. Bruce Singletary. Mr. Singletary, who is 60, is the Chief Risk Officer of NAFH. Mr. Singletary serves as a director on our Board of Directors and the board of directors of TIB Bank, and as Chief Risk Officer of both the Company and of TIB Bank. Prior to joining NAFH, he spent 31 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank in January 1992, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary lead the credit function of NationsBank from 1990 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the Southeast. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Masters of Business Administration degree from Georgia State University.

Mr. Singletary has substantial experience in the banking sector and brings a perspective reflecting many years of overseeing credit analysis at complex financial institutions, which qualify him to serve as a director. Mr. Singletary was nominated to the board by NAFH.

Peter N. Foss. Mr. Foss, who is 66, serves on the Board of Directors of NAFH. Mr. Foss serves as a director on our Board of Directors. Peter Foss has been President of the General Electric Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss is General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 29 years, and prior to this assignment, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970’s and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions including leading the GE Plastics effort in Mexico in the mid 1990’s. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss has gained extensive experience in managing and executing complex projects and has overseen large-scale sales efforts in his prior positions, as set forth above. This background gives him valuable perspective on operating concerns relevant to our business. Mr. Foss was nominated to the board by NAFH.

William A. Hodges. Mr. Hodges, who is 61, is a member of the Board of Directors of NAFH. Mr. Hodges serves as a director on our Board of Directors. Mr. Hodges has been President and Owner of LKW Development LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for ten years in various functions at Bank of America. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to the Bank of America acquisition, he served as Market President and Head of Mid-Atlantic Commercial Banking for NationsBank from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank (NCNB), where he worked for twenty years in various roles, including Chief Credit Officer of Florida operations and as a manager in the Real Estate Banking and Special Assets Groups. Mr. Hodges earned a bachelor’s degree in history from the University of North Carolina at Chapel Hill and a master’s degree in finance from Georgia State University.

Mr. Hodge’s substantial experience in the banking and real estate sectors allows him to bring to the board a valuable perspective on matters that are of key importance to the discussions regarding the financial and other risks faced by the Company. Mr. Hodges was nominated to the board by NAFH.

Bradley A. Boaz. Mr. Boaz, who is 50, is a member of our Board of Directors and of the board of directors of TIB Bank. He has served the Barron Collier Companies (BCC) in various positions since 1990 where he currently serves as Executive Vice President and Chief Financial Officer. His tenure at the BCC has included the responsibilities of Chief Financial Officer along with oversight of the Treasury Services, Taxation, Accounting, Information Technology and Legal Services functions. Mr. Boaz is an active Naples community leader being affiliated with the Greater Naples Chamber of Commerce, Leadership Collier Foundation, Collier County Productivity Committee and Florida Taxwatch. Mr. Boaz attended Leadership Institute 2005 and is a graduate of the Leadership Collier Class of 2002. Additionally, Mr. Boaz served as a board member of the Economic Development Council for Collier County from 2000 to 2005, as former Co-chairman of the Economic Development Council Public Policy Committee and as an Executive Committee Member of the Economic Development Council for Collier County.

Mr. Boaz’s professional experience as the Chief Financial Officer at Barron Collier Companies and 10 years of public accounting experience with KPMG serving financial institutions qualifies him as a financial expert bringing to our board relevant experience with accounting and reporting issues, SEC filings and complex corporate real estate and finance transactions.

Howard B. Gutman. Mr. Gutman, who is 56, is a member of our board of directors and of the board of directors of TIB Bank. He is President of The Lutgert Companies, where he has served in various roles for 34 years. The Lutgert Companies include Premier Properties, Lutgert Insurance, Lutgert Title, and development of both residential and commercial real estate projects. A founding member of The Education Foundation of Collier County, Mr. Gutman serves on the local advisory board of the University of Florida Foundation as well as the advisory board for the Bergstrom Center for Real Estate Studies at the University of Florida. He is a member of the International Council of Shopping Centers, a former Collier County advisory board member of Northern Trust Bank and a current board member of the Collier County Winged Foot Athletic Scholarship Foundation. He is co-founder of the Gulfshore Shootout Basketball Tournament and Scholarship Fund and has been involved with many youth-related programs associated with the YMCA, Optimist Club and Greater Naples Little League.

Mr. Gutman’s professional experience of having been involved with obtaining financing with financial institutions for over $1.0 billion of real estate development loans and managing the related commercial and residential real estate projects and investments brings the Board of Directors extensive real estate industry experience from a borrower’s perspective.

Director Independence

Because NAFH holds 99% of the voting power of the Company, under NASDAQ listing rules, the Company qualifies as a “controlled company” and, accordingly, is exempt from the requirement to have a majority of independent directors, as well as certain other governance requirements. Our Board of Directors has determined that Messrs. Boaz and Gutman are independent. In determining director independence, the Board considers all relevant facts and circumstances, including the NASDAQ listing standards. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. Our Board of Directors has not yet made a determination with respect to our remaining directors. As members of management, Messrs. Taylor, Marshall and Singletary would not be considered independent under current NASDAQ listing standards.

CERTAIN RELATIONS AND RELATED PARTY TRANSACTIONS

The Investment Agreement

On September 30, 2010, the Company completed the issuance and sale to North American Financial Holdings, Inc. of 7,000,000 shares of common stock, 70,000 shares of Series B Preferred Stock and a warrant to purchase up to 11,666,667 shares of common stock of the Company for aggregate consideration of $175 million. The consideration consisted of approximately $162.8 million in cash and approximately $12.2 million in the form of a contribution to the Company of all 37,000 outstanding shares of Series A Preferred Stock previously issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company’s common stock, which NAFH purchased directly from the Treasury. The Series A Preferred Stock and the related warrant were retired on September 30, 2010 and are no longer outstanding. The 70,000 shares of Preferred Stock received by NAFH automatically converted into an aggregate of 4,666,667 shares of common stock on December 1, 2010. The Warrant is exercisable, in whole or in part, and from time to time, from September 30, 2010 to March 30, 2012, at an exercise price of $15.00 per Warrant Share, subject to anti-dilution adjustments.

As a result of the NAFH investment, NAFH currently owns approximately 99% of the Company’s common stock.

Troubled Asset Relief Program and Securities Repurchase

Immediately prior to the closing of the Investment, NAFH purchased all of the outstanding shares of the Series A Preferred Stock and the TARP Warrant that the Company had issued to the Treasury for an aggregate consideration of approximately $12.2 million. NAFH subsequently contributed those securities to the Company.

Appointments to the Board of Directors and Management

Upon the completion of the Investment, R. Eugene Taylor (Chairman), Christopher G. Marshall, Peter N. Foss, William A. Hodges and R. Bruce Singletary were named to the board of directors of the Company. Mr. Howard Gutman and Mr. Brad Boaz, existing members of the Company Board, remained as such following the closing. All other members of the board of directors of the Company resigned effective September 30, 2010. TIB Bank added R. Eugene Taylor, Christopher G. Marshall, R. Bruce Singletary and Bradley Boaz to its board of directors. Mr. Howard Gutman, a current member of TIB Bank’s board, remained as such following the Closing. All other members of the board of directors of TIB Bank resigned effective September 30, 2010. In addition, the Company has appointed several new executive officers: R. Eugene Taylor as Chief Executive Officer, Christopher G. Marshall as Chief Financial Officer, and R. Bruce Singletary as Chief Risk Officer. Stephen J. Gilhooly will continue to serve as the Treasurer of the Company.

Other Relationships

Certain of the executive officers and directors of the Company and TIB Bank and our principal shareholders and affiliates of such persons have, from time to time, engaged in banking transactions with TIB Bank and are expected to continue such relationships in the future. All loans or other extensions of credit made by TIB Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

Related Party Transaction Policy

Our Board of Directors has adopted a written policy with respect to related party transactions. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and which would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, other than certain limited exceptions such as transactions where the aggregate amount involved is expected to be less than $120,000, ordinary course bank loans, indemnification payments, compensation arrangements, transactions with an entity where the related party is involved solely as a director and/or as an owner of less than 10% of the equity, or transactions arising from ownership in our securities where the related party receives only a pro rata share of the benefits given to all other shareholders. Under the policy, our Audit Committee has the responsibility for the review of all related party transactions.

The Investment was not subject to review under our related party transaction approval policy because NAFH was not an affiliate of the Company at the time the Investment Agreement was executed.

USE OF PROCEEDS

The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 1,488,792 shares available in the rights offering, the total proceeds to us, before expenses, will be $22,331,880. We estimate that the expenses of the rights offering will be approximately $250,000, resulting in estimated net proceeds to us, assuming that all of the shares available in the rights offering are sold, of approximately $22.1 million. We intend to use the proceeds from the rights offering for general corporate purposes, including investment in TIB Bank.

Because there is no minimum number of shares that must be sold in the rights offering, however, we can provide no assurance regarding the amount of capital we will actually raise in the rights offering.

CAPITALIZATION

The following table shows our historical consolidated capitalization at September 30, 2010, our pro forma consolidated capitalization at September 30, 2010 giving effect to the conversion of Preferred Stock into common stock and the sale of an assumed 1,488,792 shares of our common stock at the Subscription Price and the receipt of net proceeds of $22,081,880 from the rights offering after deducting estimated offering expenses in the amount of $250,000. You should read this table in conjunction with “Selected Consolidated Financial Data” and with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference into this prospectus.

	September 30, 2010
(Dollars in thousands, except per share data)	Actual	Pro Forma
Subordinated debentures	$24,470	$24,470
Shareholders’ equity
Preferred Stock, no par value; 5,000,000 shares authorized; 70,000 and zero shares issued and outstanding, respectively	$70,000	$—
Common stock, $0.10 par value; 50,000,000 shares authorized; 7,148,880 and 13,304,339 shares outstanding, respectively	715	1,330
Additional paid-in capital	106,350	197,817

Total shareholders’ equity	$177,065	$199,147

Total subordinated debentures and shareholders’ equity	$201,535	$223,617

Book value per share	$14.98	$14.97

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NASDAQ under the symbol “TIBB.” (Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split.) The following table sets forth, for the periods indicated, the quarterly high and low composite sale prices of our common stock and the cash dividends declared on the common stock (as adjusted for the impact of the Reverse Stock Split).

	High	Low	Dividend
Fiscal Year 2010
Fourth Quarter (through December 15, 2010)	$48.00	$24.00	—
Third Quarter	200.00	31.00	—
Second Quarter	192.00	45.00	—
First Quarter	172.00	58.08	—
Fiscal Year 2009
Fourth Quarter	$156.00	$45.00	—
Third Quarter	282.96	132.67	—
Second Quarter	380.35	259.78	—
First Quarter	430.94	260.76	—
Fiscal Year 2008
Fourth Quarter	$701.52	$393.09	—
Third Quarter	695.52	368.22	—
Second Quarter	796.03	550.15	—
First Quarter	910.01	545.44	$5.89

The last reported sale price of our common stock on the NASDAQ on December 16, 2010 was $39.00 per share.

The number of holders of our common stock on November 12, 2010 was approximately 3,465.

For the year ended December 31, 2009 we issued stock dividends in lieu of cash dividends for the first three quarters. For the year ended December 31, 2008, we paid cash dividends to our shareholders in the amount of $5.89 per share (or $0.0589 per pre-split share) for the first quarter and issued stock dividends in lieu of cash dividends for the other three quarters. Our ability to pay cash dividends to our shareholders is primarily dependent on the earnings of TIB Bank, as well as the dividend restrictions under the terms of our outstanding junior subordinated debentures, the Consent Order and the Written Agreement. Payment of dividends by TIB Bank to us is also limited by dividend restrictions in capital requirements imposed by bank regulators. Information regarding restrictions on the ability of TIB Bank to pay dividends to us is contained in Note 14 of the “Notes to Consolidated Financial Statements” contained in Item 8 of our 2009 Form 10-K.

The Company received a request from the Federal Reserve Bank of Atlanta for the Company’s board of directors to adopt a resolution that it will not declare or pay any dividends on its outstanding common or preferred stock, nor will it make any payments or distributions on the outstanding trust preferred securities or corresponding subordinated debentures without the prior written approval of the Federal Reserve Bank. The Board adopted this resolution on October 5, 2009. The Company has notified the trustees of its $20 million trust preferred securities due July 7, 2036 and its $5 million trust preferred securities due July 31, 2031 of its election to defer interest payments on the trust preferred securities beginning with the payments due in October 2009. The Company has notified the trustees of its $8 million trust preferred securities due September 27, 2030 of its election to defer interest payments on the trust preferred securities beginning with the payments due in March 2010. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default. Additionally, the Company may not declare or pay dividends on its capital stock, including dividends on preferred stock, or, with certain exceptions, repurchase capital stock without first having paid all trust preferred interest. On September 22, 2010, the Federal Reserve Bank of Atlanta and the Company entered into a written agreement pursuant to which the Company agreed, among other things, that it will not make any payments on the outstanding trust preferred securities or declare or pay any dividends without the prior written approval of the Federal Reserve Bank of Atlanta. At this time, it is unlikely that the Company will resume payment of cash dividends on its common stock for the foreseeable future.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “—Notice to Brokers and Nominees” below.

The Subscription Rights

We are distributing to holders of our common stock as of 4:01 p.m., New York City time, on July 12, 2010, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive ten subscription rights for each pre-split share of common stock you owned as of 4:01 p.m., New York City time, on July 12, 2010. The subscription rights will not be evidenced by any certificates. If our shareholders do not exercise their subscription rights in full, we may not issue the full number of shares authorized for issuance in connection with the rights offering.

Subscription Privilege

Each whole subscription right that you own will entitle you to purchase one one-hundredth (1/100th) of a share of our common stock at a subscription price of $15.00 per share. You may exercise your subscription privilege for some or all of your subscription rights, or you may choose not to exercise any portion of your subscription privilege.

For example, if you owned 955 pre-split shares of common stock on the record date, you would receive 9,550 subscription rights and would have the right to purchase 95 shares of common stock (rounded down from 95.5 shares, with the total subscription payment being adjusted accordingly, as described below) for the Subscription Price, subject to an overall beneficial ownership limit of 4.9%.

Fractional shares of our common stock that might result from the exercise of the subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

No Over-Subscription Privilege or Backstop

There is no over-subscription privilege associated with the rights offering. In addition, no shareholder, including NAFH, will backstop the rights offering. Neither you nor any shareholder, including NAFH, will have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their subscription privilege.

Limitation on Exercise of Subscription Privilege

Each participant in this offering is generally subject to an overall beneficial ownership limit of 4.9%, calculated with respect to the approximately 13,304,339 shares expected to be outstanding after the conversion of the Preferred Stock and the consummation of the Reverse Stock Split and this rights offering. Any rights exercised by a rights holder and any common stock subscribed for by that holder that would cause such holder to go over the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for rights that are not considered exercised and for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us in the subscription election form that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock as a result of the exercise of rights. With respect to any shareholder who already beneficially owns in excess of 4.9% of our outstanding shares of common stock, we will require such holder to represent to us in the subscription election form that they will not, via the exercise of their rights, increase their proportionate interest in our common stock.

Any rights holder found to be in violation of either such representation will have granted to us in the subscription election form, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the Subscription Price and the market price for such shares, each as set forth in more detail in the subscription election form.

Subscription Price

The subscription price per full share of common stock is $15.00. The Subscription Price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the Subscription Price. We urge you to obtain a current quote for our common stock before exercising your subscription rights. We do not intend to change the Subscription Price in response to changes in the trading price of our common stock prior to the closing of the rights offering. To be effective, any payment related to the exercise of a subscription right must clear prior to the Expiration Date.

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Expiration Time and Date; Closing; Amendments

The subscription rights will expire at 5:00 p.m., New York City time, on January 10, 2011. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed subscription rights election form and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m. on the Expiration Date. All required documents must be received, and your payment must be received and clear, prior to the Expiration Date. After 5:00 p.m. on the Expiration Date, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights that the subscription agent receives after 5:00 p.m. on the Expiration Date, regardless of when you sent the documents regarding that exercise. All shares purchased in the rights offering will be issued in book-entry, or uncertificated, form. If your subscription payment exceeds the subscription price for the full exercise of your subscription privilege, or if you subscribe for more shares than you are eligible to purchase (including if you attempt to subscribe for any fraction of a share), then the excess will be returned to you, without interest or penalty, as soon as practicable following the Expiration Date.

If you are a participant in our 401(k) Plan, please refer to the deadlines set out in “Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

We reserve the right to amend, extend, cancel or otherwise modify the terms of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to increase their ownership of shares following the completion of the Investment by NAFH.

Anticipated Proceeds From the Rights Offering

The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 1,488,792 shares of common stock available in the rights offering, the total proceeds to us, before expenses, will be approximately $22.3 million. We estimate that the expenses of the rights offering will be approximately $250,000, resulting in estimated net proceeds to us, assuming all of the shares available in the rights offering are sold, of approximately $22.1 million. We intend to use the proceeds from the rights offering for general corporate purposes, which may include investment in TIB Bank.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. To exercise your subscription privilege, you must properly complete and execute the subscription rights election form, together with any required signature guarantees, and forward it, together with payment in full of the Subscription Price for each share of our common stock you are subscribing for, to the subscription agent at the address set forth under “—Subscription Agent,” prior to the Expiration Date. Your payment in any case must be received and cleared prior to the Expiration Date. See “—Receipt of Payment.”

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification,” prior to 5:00 p.m. on the Expiration Date. If you hold certificates of our common stock directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights election form, you should contact the nominee as soon as possible and request that a separate subscription rights election form be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or nominee or if you receive it without sufficient time to respond.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., New York City time, on January 10, 2011, the scheduled expiration date of the rights offering.

If you are a participant in our 401(k) Plan, please refer to the information set out in “Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the subscription privilege. Your payment must be delivered in one of the following ways:

•	uncertified check payable to “American Stock Transfer & Trust Company”; or

•	certified or cashier’s check, bank draft drawn upon a U.S. bank or U.S. postal or express money order payable to “American Stock Transfer & Trust Company.”

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or cashier’s check drawn upon a U.S. bank or any U.S. postal or express money order.

Notwithstanding the foregoing, all subscription rights held in 401(k) Plan accounts that are exercised by participants (and other account holders) must be paid with money generated by the liquidation of the Fidelity Retirement Money Market Fund in such person’s 401(k) Plan account as described below. See “—Special Instructions for Participants in Our 401(k) Plan.” If you are a participant in the 401(k) Plan exercising subscription rights held by your 401(k) Plan account, please do not send checks to the Subscription Agent, the Ingham Retirement Group or any other party for the exercise of any subscription rights held by your 401(k) Plan account.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or bank draft drawn on a U.S. bank or U.S. postal or express money order.

Instructions for Completing Your Subscription Rights Election Form

You should read the instruction letter accompanying the subscription rights election form carefully and strictly follow it. Do not send subscription rights election form or payments to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights election form and payment of the full subscription amount and such payment has cleared. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of the subscription rights election form and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. We recommend that you send those election forms and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the Expiration Date. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft or U.S. postal or express money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information; Manner of Delivery

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the Expiration Date.

If you deliver subscription documents, the subscription rights election form, or payments in a manner different from that described in this prospectus, we may not honor the exercise of your subscription privileges.

Special Instructions for Participants in Our 401(k) Plan

Subscription rights will be allocated to any participant or other account holder (such as a beneficiary) in the 401(k) Plan whose account under the 401(k) Plan held shares of our common stock as of the record date for the rights offering, based upon the number of shares held in the account as of the record date. Those participants (or other account holders) with 401(k) Plan accounts who are allocated subscription rights will have the ability to direct the 401(k) Plan trustee to exercise some or all of the subscription rights allocable to them.

If shares of our common stock were held in your account under the 401(k) Plan as of the record date, you will receive subscription solicitation materials from the Ingham Retirement Group, which will include specific instructions for participating in the rights offering with respect to subscription rights held by the 401(k) Plan, a copy of this prospectus and a special election form, called the “TIB Financial Corp. Employee Stock Ownership Plan with 401(k) Provisions Non-Transferable Subscription Rights Election Form” which we refer to herein as the “401(k) Plan Participant Election Form.” If you wish to exercise your subscription rights, in whole or in part, your completed 401(k) Plan Participant Election Form must be received by the Ingham Retirement Group by the close of business on January 4, 2011. If your 401(k) Plan Participant Election Form is not received by such special deadline, your election to exercise your subscription rights with respect to shares of our common stock that you hold through the 401(k) Plan will not be effective. This is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the different deadline set forth in this prospectus for shareholders generally) and solely with respect to the subscription rights held by the 401(k) Plan. Any subscription rights credited to your 401(k) Plan accounts will expire unless they are properly exercised by this special deadline. You should receive the 401(k) Plan Participant Election Form with the other rights offering materials. If you do not receive this form, you should contact our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) , if you believe you are entitled to participate in the rights offering with respect to shares you hold under the 401(k) Plan.

If you elect to exercise some or all of the subscription rights in your 401(k) Plan account, you must ensure that the total amount of the funds required for such exercise has been allocated to the Fidelity Retirement Money Market Fund in your 401(k) Plan account by 4:00 p.m., New York City time, on January 4, 2011 and until liquidated into cash. On or about January 6, 2011, the Fidelity Retirement Money Market Fund will be liquidated and cash equal to the necessary subscription payment amount will be transferred to the subscription agent. However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights with respect to shares of common stock held through the 401(k) Plan, no subscription rights held by the 401(k) Plan will be exercised if the per share closing price of our common stock on January 7, 2011, as reported by NASDAQ is not greater than or equal to the Subscription Price.

Notwithstanding your election to exercise all of your subscription rights, if the value of the Fidelity Retirement Money Market Fund in your 401(k) Plan account does not equal or exceed the purchase price of the shares of common stock that you have elected to purchase in the Rights Offering, none of the subscription rights held by your 401(k) Plan account will be exercised for shares of common stock and you will be deemed not to have exercised your subscription rights with regard to any shares held in your 401(k) Plan account.

Any shares of our common stock purchased upon exercise of the subscription rights held by your 401(k) Plan account will be allocated to your account under the common stock investment option, where they will remain subject to your further investment directions in accordance with the terms of the 401(k) Plan.

Once you submit your completed 401(k) Plan Participant Election Form, you may not revoke your exercise instructions. If you elect to exercise your subscription rights, you should be aware that the market value of our common stock may go up or down during the period after you submit your 401(k) Plan Participant Election Form and before the time that our common stock is purchased under the subscription rights and allocated to your account under the 401(k) Plan. However, as discussed above, notwithstanding any election that you make pursuant to a 401(k) Plan Participant Election Form, your subscription rights held by your 401(k) Plan account will not be exercised if the per share closing price of our common stock on January 7, 2011, as reported by NASDAQ, is not greater than or equal to the Subscription Price. Also, if you have elected to participate in the rights offering and purchase shares of our common stock but the Fidelity Retirement Money Market Fund in your 401(k) Plan account does not hold enough funds to purchase the number of shares you elected, then no shares of common stock will be purchased for your 401(k) Plan account.

All subscription payments received by the Ingham Retirement Group on your behalf and not applied to the purchase of shares of our common stock will be returned to the 401(k) Plan and deposited in the Fidelity Retirement Money Market Fund. Similarly, as described above, if on the expiration date of the rights offering the per share public trading price of our common stock is not greater than the Subscription Price and your subscription rights are therefore not exercised, all unused subscription payments will be returned to the 401(k) Plan and deposited in the Fidelity Retirement Money Market Fund.

Neither we, the Ingham Retirement Group, the subscription agent, the information agent nor the 401(k) Plan trustee, or anyone else will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in the proper form. We will also not accept the exercise of your subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

The 401(k) Plan Participant Election Form must be received by the Ingham Retirement Group by the close of business on January 4, 2011. A self-addressed envelope has been included in the materials provided to our 401(k) Plan participants (and other account holders) along with this prospectus that may be used to mail the 401(k) Plan Participant Election Form. In any event, you must use the address set forth below:

By First-Class Mail, Overnight Courier or Hand-Delivery:

Ingham Retirement Group

Attention: Juanita Arias

9155 South Dadeland Blvd.

Suite 1512

Miami, FL 33156

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Conditions and Cancellation

We reserve the right to cancel or terminate the rights offering at any time before completion of the rights offering for any reason. Without limitation to the foregoing, we will cancel the rights offering if there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction (preliminary, permanent or otherwise) threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to us or any of our subsidiaries, by any court or any authority, agency or body, domestic, foreign or supranational, that, in our reasonable judgment, would or might, directly or indirectly materially and adversely affect our business, condition (financial or other), assets, liabilities, capitalization, shareholders’ equity, results of operations, income, operations or prospects, or that of any of our subsidiaries, or otherwise materially impair the contemplated future conduct of the business of us or any of our subsidiaries or the value of or trading in our common stock.

We may also cancel, extend or otherwise amend the rights offering, in whole or in part, if, at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Agent

American Stock Transfer & Trust Company, LLC is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights election forms, payments of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to American Stock Transfer & Trust Company, LLC as follows:

By mail or by overnight courier:	By hand:

American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, New York 10038

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) or, if you are a bank or a broker, (212) 493-3910.

We will pay the fees and expenses of American Stock Transfer & Trust Company, LLC. We have also agreed to indemnify American Stock Transfer & Trust Company, LLC against certain liabilities in connection with the rights offering.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

Notice to Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee who holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights election form and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company (“DTC”), those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions for Use of TIB Financial Corp. Subscription Rights Election Form, you should contact our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) or, if you are a bank or a broker, (212) 493-3910.

Transferability of Rights

The subscription rights granted to you may be exercised only by you. You may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve in our sole discretion all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or for which the acceptance would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent, the information agent nor we shall be under any duty to notify you or your representative of defects in your subscription(s). A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights election form and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared). Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. You will not be entitled to any interest on these funds. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Certificates for Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the Expiration Date, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription privilege, the shares of common stock purchased pursuant to the subscription privilege. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares. You will have no right to revoke your subscriptions after you deliver your completed subscription rights election form, payment and any other required documents to the subscription agent. However, no subscription rights held by (or through) the 401(k) Plan will be exercised if the per share closing price of our common stock is not greater than or equal to the Subscription Price on January 7, 2011. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable all subscription payments.

Foreign Shareholders

We will not mail subscription rights election forms to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 5:00 p.m., New York City time, at least three business days prior to the expiration date of the rights offering and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder. The subscription agent may be reached by calling (877) 248-6417 (toll free), if calling within the United States, or (718) 921-8317, if calling from outside the United States.

No Revocation or Change

Once you submit the subscription rights election form to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights. All exercises of subscription rights are irrevocable, unless we are required by law to grant revocation rights, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice. See also “—Limitation on Exercise of Subscription Privilege.”

No Recommendation to Subscription Rights Holders

Neither our board of directors nor NAFH is making any recommendations regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the market price of our common stock will be above the Subscription Price at the time of exercise or at 5:00 p.m. on the Expiration Date or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the risks described in the documents incorporated by reference in this prospectus, including but not limited to the section entitled “Risk Factors” in our 2009 Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the NASDAQ or any other stock exchange or trading market. Our common stock trades on the NASDAQ under the symbol “TIBB” and the shares to be issued in connection with the rights offering will be eligible for trading on the NASDAQ under the same symbol. Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split. See “Risk Factors—Risks Relating to Ownership of Our Common Stock—As of September 30, 2010, the Company did not meet the $1.00 minimum bid price requirement, and as of the time of this filing, the Company did not meet the minimum public float requirement, in each case for continued listing on the NASDAQ Global Select Market and may be delisted.”

Shares of Common Stock Outstanding After the Rights Offering

As of the record date, there were 14,887,922 pre-split shares of our common stock outstanding, equivalent to 148,880 shares of common stock after adjusting for the impact of the stock split. As of October 1, 2010, the day after the consummation of the Investment, there were 7,148,880 shares of our common stock outstanding, and, on December 1, 2010, the Preferred Stock held by NAFH automatically converted into an additional 4,666,667 shares of common stock. If all of our shareholders exercise their subscription privilege in full, we will issue up to 1,488,792 shares of common stock in the rights offering, which amount represents 11% of our 13,304,339 shares of common stock expected to be outstanding after this rights offering.

The Reverse Stock Split

On December 15, 2010, we effected the Reverse Stock Split at a ratio of 1:100. The number of shares offered and the Subscription Price in this rights offering have been adjusted to account for the Reverse Stock Split. Shares purchased in this rights offering will not be subject to any further adjustments by reason of the Reverse Stock Split. The number of shares upon which the issuance of rights was based was not adjusted for the Reverse Stock Split, and the rights were issued based on the actual number of shares outstanding held as of 4:01 p.m., New York City time, on July 12, 2010.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to our Restated Articles of Incorporation and Bylaws, copies of which have been filed with the SEC.

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.10 par value, and 5,000,000 shares of preferred stock, no par value. As of December 16, 2010, there were 11,815,547 shares of our common stock outstanding and no shares of preferred stock outstanding.

On December 1, 2010, we amended our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 750,000,000 to 5,000,000,000 pre-split shares. On December 15, 2010, we effected a reverse stock split of our common shares at a ratio of 1:100. The number of shares offered and the Subscription Price in this rights offering have been adjusted to account for the Reverse Stock Split.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share with respect to each matter presented to shareholders for vote and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock are not redeemable. See also “—Anti-Takeover Provisions—Our Restated Articles of Incorporation and Bylaws—Staggered Board Terms.”

Dividends. Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors, out of any funds legally available for dividends. We pay dividends on our common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods. See “Risk Factors—Risks Relating to Ownership of Our Common Stock—We have suspended payment of cash dividends on our common stock and may not pay any cash dividends on our common stock for the foreseeable future.”

Other Rights. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.

Other than the subscription rights offered in this offering, the common stock does not have preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without shareholder approval, except as may be required by applicable NASDAQ requirements.

Listing. Our common stock is listed on the NASDAQ under the symbol “TIBB.” Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Fully Paid. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

Restrictions on Ownership. The Bank Holding Company Act (the “BHCA”) requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the FRB prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval or the nonobjection of the FRB to acquire 10% or more of our common stock under the Change in Bank Control Act (“CIBCA”). Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

Our board of directors has the authority, without further action by our shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of the Company or other corporate action. Furthermore, the issued and outstanding shares of preferred stock have, and those shares that may be issued in the future may have, other rights, including economic rights senior to our common stock, and, as a result, could have a material adverse effect on the market value of our common stock.

Anti-Takeover Provisions

Provisions of the Florida Business Corporation Act (the “FBCA”), federal banking regulations and our Restated Articles of Incorporation and Bylaws may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock. The following discussion briefly summarizes protective provisions contained in the Restated Articles of Incorporation and Bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Restated Articles of Incorporation and Bylaws.

Florida Business Corporation Act. Under the FBCA, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of a Florida corporation. The articles or bylaws of a Florida corporation may, but are not required to, set a higher standard for approval of such transactions. The FBCA has a control share acquisition statute that denies certain shareholders who acquire possession of shares with voting power over certain thresholds from exercising the voting power associated with those shares, unless the acquisition is ratified by a vote of disinterested shareholders. The FBCA also provides certain restrictions on business combinations involving interested parties.

Our Restated Articles of Incorporation and Bylaws. Generally, our Restated Articles of Incorporation and Bylaws contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of the Company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the board of directors (including takeovers that certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price. These provisions include:

•

Staggered Board Terms. The Restated Articles of Incorporation provide that the board of directors be divided into two classes of directors, one class to be elected each year for a term of two years, with each director to hold office until its successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the second succeeding annual meeting of shareholders after their election, with each director to hold office until such person’s successor is duly elected and qualified. Under the classified board provisions described above, it could take two elections of directors for any individual or group to gain control of the board. Accordingly, these provisions may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

•

Call of Shareholder Meetings. A special meeting of our shareholders, for any purpose, only may be called by the Chairman of the Board, by the President, by a majority of the directors or by holders of shares entitled to cast not less than 50% of the votes at the meeting.

•

Supermajority Vote to Amend Articles. Our Restated Articles of Incorporation provide that the foregoing provisions may only be amended by the holders of at least 67% of the outstanding shares of stock eligible to vote at the meeting, unless the amendment has been approved by at least 67% of the directors then in office, in which case the affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to approve the amendment.

•

Notice of Shareholder Business and Nominations. Our Bylaws provide that nominations for the election of directors and proposals of business to be considered at a meeting of shareholders must be given within certain time periods prior to the scheduled annual meeting of shareholders and that certain information be provided with respect to such shareholder nominees and proposals. The advance notice requirement, by regulating shareholder nominations and the introduction of business at any meeting of shareholders, affords the board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, inform shareholders about the merits of such proposals and qualifications. Although this does not give the board of directors any power to approve or disapprove of shareholder nominations for election of directors, it may have the effect of precluding a contest for the election of directors if the procedures established by it are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors, without regard to whether this might be harmful or beneficial to the Company and its shareholders.

•

Blank Check Preferred Stock. Subject to certain limitations, our board of directors has the authority to designate the rights and preferences of, and issue one or more series of, preferred stock without shareholder approval. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.

Banking Regulations. The BHCA and the CIBCA, together with federal regulations, require that, depending on the particular circumstances, either regulatory approval must be obtained or notice must be furnished to the appropriate regulatory agencies and not disapproved prior to any person or entity’s acquiring “control” of a bank, such as TIB Bank. These provisions may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding beneficial ownership of our Common Stock as of December 15, 2010 by:

•	Each person known by us to own more than 5% of our voting Common Stock;

•	Each of our directors;

•	Each of our executive officers; and

•	All of our executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Information relating to beneficial ownership of the shares is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” with respect to such security. A person may be deemed to be the “beneficial owner” of a security if that person also has the right to acquire beneficial ownership of such security within 60 days. Under the “beneficial ownership” rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. The information as to beneficial ownership has been furnished by the respective persons listed in the below table.

	Common Stock
Name	Number of shares	Percentage of class(1)
5% Shareholders
North American Financial Holdings, Inc. 4725 Piedmont Row Drive Charlotte, North Carolina 28210 (2)	23,333,334	99%

Directors and Executive Officers
R. Eugene Taylor (2) (3)	23,333,334	99%
Christopher G. Marshall (2) (3)	23,333,334	99%
R. Bruce Singletary (2) (3)	23,333,334	99%
Peter N. Foss (4)	—	—
William A. Hodges (4)	—	—
Bradley A. Boaz	13	*
Howard B. Gutman (5)	1,712	*
Thomas J. Longe (6)	993	*
Stephen J. Gilhooly (7)	384	*
Michael D. Carrigan (8)	709	*
Michael H. Morris (9)	179	*
Alma R. Shuckhart (10)	865	*

All directors and executive officers as a group (12 persons)	23,338,189	99%

*	Percent share ownership is less than 1% of total shares outstanding.
(1)

For NAFH and Messrs. Taylor, Marshall and Singletary, based on 11,815,547 shares outstanding as of December 15, 2010, and 11,666,667 shares to be issued upon exercise of the Warrant. For all other directors and officers, based on 11,815,547 shares outstanding as of December 15, 2010, plus 1,535 shares not outstanding but which are subject to granted but unexercised options providing the holders the right to acquire shares within 60 days through the exercise of the options plus outstanding warrants of 822, held by the directors and officers listed herein. Unless otherwise indicated, the beneficial owners listed below may be contacted at our corporate headquarters at 599 9th Street North, Suite 101, Naples, Florida 34102-5624.

(2)

NAFH’s beneficial ownership of common stock consists of: (1) 11,666,667 shares of common stock held as of December 15, 2010, and (2) 11,666,667 shares of common stock representing exercise of the Warrant.

(3)

Each of Messrs. Taylor, Marshall, and Singletary hereby disclaims beneficial ownership of the securities owned directly or indirectly by NAFH, except to the extent of his pecuniary interest therein, if any.

(4)

Excludes securities owned directly or indirectly by NAFH, beneficial ownership of which is hereby disclaimed by each of Messrs. Foss and Hodges, except to the extent of his pecuniary interest therein, if any.

(5)

Includes (a) 195 shares and 190 shares representing exercisable warrants held jointly with his spouse, (b) 22 shares held in his IRA account, and (c) 632 shares and 632 shares representing exercisable warrants held by Premier Insurance, LLC. He is sole shareholder of HBG Insurance, Inc., a member of Premier Insurance, LLC and is the Managing Member of Premier Insurance. He disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(6)

Includes (a) 37 shares in the Patrick J. Longe Revocable Trust, (b) 330 shares in the Patrick J. Longe Roth IRA, (c) 6 shares held by his spouse in custody for Andrew T. Longe, (d) 100 shares held in his IRA, and (e) 266 shares representing exercisable options.

(7)	Includes (a) 362 shares representing exercisable options and (b) 22 shares held in his IRA.

(8)	Includes (a) 43 shares held jointly with his spouse, (b) 43 shares held in his IRA, and (c) 510 shares representing exercisable options.

(9)	Includes (a) 2 shares fully vested in his individual ESOP account, and (b) 136 shares fully vested in the Michael H. Morris Trust.

(10)	Includes (a) 307 shares held jointly with her spouse, (b) 124 shares fully vested in her individual ESOP account, and (c) 397 shares representing exercisable options.

PLAN OF DISTRIBUTION

On or about December 21, 2010, we will distribute the subscription rights, subscription rights election forms and copies of this prospectus to individuals who owned shares of common stock of record as of 4:01 p.m., New York City time, on July 12, 2010, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights election form and return it with payment for the shares, to the subscription agent. See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact our information agent, Phoenix Advisory Partners, LLC, by calling (800) 576-4314 (toll free) or, if you are a bank or a broker, (212) 493-3910. The subscription rights will not be listed on the NASDAQ or any other stock exchange or trading market. The shares of common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ under the symbol “TIBB.” Our common stock will have a “D” appended to its ticker symbol to indicate the completion of the Reverse Stock Split, for a period of 20 trading days following the effectiveness of the Reverse Stock Split.

We have agreed to pay the subscription agent and the information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. We estimate that our total expenses in connection with the rights offering will be approximately $250,000.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the rights offering to U.S. holders (as defined below). This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service, or “IRS,” will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the rights offering.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, and will hold the subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell common stock, under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, and foreign taxpayers. This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our right or common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or exercises the subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of the receipt, exercise or lapse of the subscription rights.

Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Taxation of Subscription Rights

Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis in your common stock to the extent thereof, and then as a capital gain. In such case, the expiration of the subscription rights would result in a capital loss.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a basis of zero for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

Exercise of Subscription Privilege. Generally, you will not recognize gain or loss on the exercise of a subscription right pursuant to the subscription privilege. Your tax basis in new shares of common stock acquired when you exercise a subscription right pursuant to the subscription privilege will be equal to your adjusted tax basis in the subscription right plus the subscription price. The holding period of a share of common stock acquired when you exercise a subscription right pursuant to the subscription privilege will begin on the date of exercise.

If you exercise a subscription right received in the rights offering after disposing of the share of our common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor.

Non-Exercising Subscription Rights. If you do not exercise your subscription rights, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

LEGAL MATTERS

The validity of the common stock issuable upon exercise of the rights will be passed upon for us by Smith Mackinnon, PA, Orlando, Florida.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference. In the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•

our Current Reports on Form 8-K and amendments thereto filed with the SEC on September 8, 2010, September 14, 2010, September 21, 2010, September 22, 2010, September 30, 2010, October 1, 2010, October 6, 2010, November 24, 2010, November 30, 2010, December 7, 2010 and December 15, 2010 (other than the portions of those documents, including items 2.02 and 7.01 and related exhibits, deemed to be furnished rather than filed); and

•	those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K filed with the SEC on March 31, 2010.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Ms. Vicki L. Walker, Secretary

TIB Financial Corp.

599 9th Street North, Suite 101

Naples, Florida 34102-5624

(305) 453-7720

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an Internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at http://www.tibfinancialcorp.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.